EXECUTION VERSION

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HOLOGIC, INC.,

SWORDFISH ACQUISITION, INC.

AND

SUROS SURGICAL SYSTEMS, INC.

DATED: April 17, 2006

AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

ARTICLE 1. THE MERGER; CLOSING		1

1.1	THE MERGER	1
1.2	EFFECTIVE TIME	2
1.3	EFFECTS OF THE MERGER	2
1.4	CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION	2
1.5	BYLAWS OF SURVIVING CORPORATION	3
1.6	OFFICERS AND DIRECTORS OF SURVIVING CORPORATION	3
1.7	CONVERSION OR CANCELLATION OF COMPANY CAPITAL STOCK AND THE COMPANY DERIVATIVE SECURITIES	3
1.8	MERGER CONSIDERATION	4
1.9	SURRENDER OF CERTIFICATES	10
1.10	NO FRACTIONAL SHARES; MULTIPLE CERTIFICATES	13
1.11	ESCROW AGREEMENT	14
1.12	STOCK TRANSFER BOOKS	14
1.13	STOCKHOLDER REPRESENTATIVE	14
1.14	ANCILLARY AGREEMENTS	16

ARTICLE 2. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		16

2.1	ORGANIZATION AND GOOD STANDING	16
2.2	AUTHORITY; NO CONFLICT	17
2.3	CAPITALIZATION	18
2.4	BOOKS, RECORDS AND ACCOUNTS; INTERNAL CONTROLS	19
2.5	FINANCIAL STATEMENTS	19
2.6	NO UNDISCLOSED LIABILITIES	20
2.7	TAXES	20
2.8	ACCOUNTS RECEIVABLE	22
2.9	TITLE TO PROPERTIES; ENCUMBRANCES.	22
2.10	CONDITION AND SUFFICIENCY OF ASSETS	23
2.11	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS	23
2.12	LEGAL PROCEEDINGS	24
2.13	ABSENCE OF CERTAIN CHANGES AND EVENTS	24
2.14	CONTRACTS; NO DEFAULTS	24
2.15	INSURANCE	26
2.16	ENVIRONMENTAL MATTERS	27
2.17	EMPLOYEES	27
2.18	EMPLOYEE BENEFITS	28
2.19	LABOR RELATIONS	30
2.20	INTELLECTUAL PROPERTY	31
2.21	CERTAIN PAYMENTS	34
2.22	RELATIONSHIPS WITH RELATED PERSONS	34
2.23	BROKERS OR FINDERS	35
2.24	CUSTOMER RELATIONSHIPS	35
2.25	SUPPLIERS; RAW MATERIALS CONTRACTORS	35
2.26	INVENTORIES	36
2.27	PRODUCT WARRANTIES; PRODUCT LIABILITY	36
2.28	FDA AND REGULATORY MATTERS; CLINICAL TRIALS	37
2.29	FINANCIAL SERVICE RELATIONS AND POWERS OF ATTORNEY	38
2.30	COMPANY ACTION	38
2.31	NO OTHER REPRESENTATIONS	39

AGREEMENT AND PLAN OF MERGER	Page i

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PARENT		39

3.1	ORGANIZATION AND GOOD STANDING	39
3.2	AUTHORITY; NO CONFLICT	39
3.3	CAPITALIZATION; MERGER SHARES	41
3.4	FILINGS WITH THE SEC	42
3.5	RIGHTS AGREEMENT	42
3.6	INTERIM OPERATIONS OF MERGER SUB	42
3.7	CAPITAL RESOURCES	43
3.8	ABSENCE OF CERTAIN CHANGES AND EVENTS	43
3.9	WKSI	43
3.10	NO UNDISCLOSED LIABILITIES	43
3.11	COMPLIANCE WITH LAWS	43
3.12	NO OTHER REPRESENTATIONS	44

ARTICLE 4. COVENANTS		44

4.1	NORMAL COURSE	44
4.2	CONDUCT OF BUSINESS	44
4.3	STOCKHOLDER MEETING	47
4.4	CERTAIN FILINGS	48
4.5	NOTIFICATION OF CERTAIN MATTERS	49
4.6	NO SOLICITATION	49
4.7	EMPLOYEE MATTERS	51
4.8	ACCESS TO INFORMATION; CONFIDENTIALITY	52
4.9	COMMERCIALLY REASONABLE EFFORTS; FURTHER ACTION	52
4.10	PROXY STATEMENT; PARENT STOCKHOLDER MEETING.	53
4.11	FINANCIAL INFORMATION AND ACCOUNTANTS CONSENTS	54
4.12	STOCKHOLDER DOCUMENTS	56
4.13	REGULATION D	56
4.14	PARACHUTE PAYMENTS	56

ARTICLE 5. ADDITIONAL COVENANTS OF PARENT		57

5.1	CERTAIN FILINGS	57
5.2	LISTING OF MERGER SHARES	57
5.3	REGISTRATION OF MERGER SHARES ON FORM S-3 OR FORM S-4	57
5.4	INDEMNIFICATION AND INSURANCE	58
5.5	INTERIM OPERATIONS OF MERGER SUB	59

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB		60

6.1	REPRESENTATIONS AND WARRANTIES	60
6.2	PERFORMANCE OF COVENANTS	60
6.3	DISSENTING STOCKHOLDERS	60
6.4	COMPANY STOCKHOLDER APPROVAL	60
6.5	COMPANY MATERIAL ADVERSE EFFECT	60
6.6	UPDATED CERTIFICATE	61
6.7	PARENT STOCKHOLDER APPROVAL	61
6.8	NO INJUNCTIONS OR RESTRAINTS	61
6.9	APPROVALS AND CONSENTS	61
6.10	NASDAQ LISTING	61
6.11	OPINION OF COUNSEL	61
6.12	ESCROW AGREEMENT	62
6.13	REGISTRATION RIGHTS AGREEMENT	62
6.14	SECURITIES LAW COMPLIANCE	62
6.15	FINANCIAL STATEMENTS	62
6.16	CAPITALIZATION CERTIFICATE	62

AGREEMENT AND PLAN OF MERGER	Page ii

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF THE COMPANY		62

7.1	REPRESENTATIONS AND WARRANTIES	63
7.2	PERFORMANCE OF COVENANTS	63
7.3	UPDATED CERTIFICATE	63
7.4	COMPANY STOCKHOLDER APPROVAL	63
7.5	PARENT STOCKHOLDER APPROVAL	63
7.6	NO INJUNCTIONS OR RESTRAINTS	63
7.7	GOVERNMENTAL FILINGS AND CONSENTS	64
7.8	REGISTRATION STATEMENT	64
7.9	NASDAQ LISTING	64
7.10	OPINION OF COUNSEL	64
7.11	ESCROW AGREEMENT	64
7.12	REGISTRATION RIGHTS AGREEMENT	64

ARTICLE 8. SURVIVAL; INDEMNIFICATION		64

8.1	SURVIVAL	64
8.2	INDEMNIFICATION	65
8.3	DEFENSE OF THIRD PARTY	67
8.4	MISCELLANEOUS	68

ARTICLE 9. TERMINATION OF AGREEMENT		69

9.1	TERMINATION	69
9.2	PROCEDURE FOR TERMINATION.	71
9.3	EFFECT OF TERMINATION.	71
9.4	RIGHT TO PROCEED.	72

ARTICLE 10. DEFINITIONS		72

ARTICLE 11. GENERAL PROVISIONS		82

11.1	EXPENSES	82
11.2	PUBLIC ANNOUNCEMENTS	82
11.3	NOTICES	82
11.4	JURISDICTION; SERVICE OF PROCESS	84
11.5	FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE	84
11.6	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	84
11.7	SEVERABILITY	85
11.8	GOVERNING LAW	85
11.9	COUNTERPARTS	85
11.10	INTERPRETATION	85
11.11	ENTIRE AGREEMENT, MODIFICATION AND WAIVER	85

EXHIBITS:
EXHIBIT A	-	CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION
EXHIBIT B	-	BYLAWS OF SURVIVING CORPORATION
EXHIBIT C	-	CONVERSION RATIO
EXHIBIT D	-	FORM OF DERIVATIVE SECURITY DOCUMENTATION
EXHIBIT E	-	FORM OF LETTER OF TRANSMITTAL
EXHIBIT F	-	FORM OF ESCROW AGREEMENT
EXHIBIT G	-	FORM OF VOTING AGREEMENT AND WAIVER
EXHIBIT H	-	COMPANY DISCLOSURE SCHEDULE
EXHIBIT I	-	PARENT DISCLOSURE SCHEDULE
EXHIBIT J	-	FORM OF REGISTRATION RIGHTS AGREEMENT
EXHIBIT K	-	FORM OF COMPANY STOCKHOLDER QUESTIONNAIRE
EXHIBIT L	-	LEGAL OPINION OF COMPANY COUNSEL
EXHIBIT M	-	LEGAL OPINION OF PARENT AND MERGER SUB COUNSEL

AGREEMENT AND PLAN OF MERGER	Page iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of April 17, 2006, by and among: (i) Hologic, Inc., a Delaware corporation (the “Parent”); (ii) Swordfish Acquisition, , Inc., a Delaware corporation (“Merger Sub”); and (iii) Suros Surgical Systems, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used herein are defined in Article 10.

RECITALS:

WHEREAS, the boards of directors of Parent and Merger Sub, deeming it advisable and for the respective benefit of Parent and Merger Sub, and their stockholders, have approved the Merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, and have approved this Agreement and authorized the transactions contemplated hereby;

WHEREAS, the board of directors of the Company (the “Board of Directors”), deeming it advisable and for the benefit of the Company and its stockholders, has (i) approved the Merger of Merger Sub with the Company upon the terms and subject to the conditions set forth in this Agreement, (ii) approved this Agreement and authorized the transactions contemplated hereby and (iii) determined to recommend to all of the Company’s stockholders that the Merger, this Agreement and the transactions contemplated hereby be approved;

WHEREAS, pursuant to the Merger, each outstanding share of Company Capital Stock and each Eligible Derivative Security, shall be automatically converted into the right to receive the consideration specified in Section 1.8 upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, upon consummation of the Merger, the Company shall be a wholly-owned subsidiary of Parent.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1. THE MERGER; CLOSING

1.1 THE MERGER

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the name “Suros Surgical Systems, Inc.”

(b) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 9 and subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7, the consummation of the Merger will take place on or as promptly as practicable (and in any event within three (3) business days) after satisfaction or waiver of the conditions set forth in Articles 6 and 7 at the offices of Brown Rudnick Berlack Israels, LLP, One Financial Center, Boston, Massachusetts 02111 (the “Closing”), unless another date, time or place is agreed to in writing by the Company and Parent.

1.2 EFFECTIVE TIME

At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in such form as is required by the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such subsequent time as the Company and Parent shall agree and shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.3 EFFECTS OF THE MERGER

(a) General Effects. At and after the Effective Time, the Merger will have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) Treasury Shares and Unissued Shares. At the Effective Time, each share of Company Capital Stock held in the Company’s treasury and each authorized but unissued share of Company Capital Stock shall cease to exist without payment of any consideration therefor.

(c) Merger Sub’s Common Stock. At the Effective Time, each share of Merger Sub’s common stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

1.4 CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read as set forth on Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the DGCL.

AGREEMENT AND PLAN OF MERGER	Page 2

1.5 BYLAWS OF SURVIVING CORPORATION

At the Effective Time, the bylaws of the Company shall be amended and restated to read as set forth on Exhibit B, and, as so amended and restated, shall be the bylaws of the Surviving Corporation, unless and until thereafter changed or amended in accordance with the DGCL.

1.6 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

The officers listed on Section 1.6 of the Company Disclosure Schedule shall be the initial officers of the Surviving Corporation, in each case until the earliest of their resignation or removal from office or their otherwise ceasing to be officers or until their respective successors are duly elected and qualified. The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.7 CONVERSION OR CANCELLATION OF COMPANY CAPITAL STOCK AND THE COMPANY DERIVATIVE SECURITIES

(a) Company Capital Stock. At the Effective Time, by virtue of the Merger, without any action on the part of any party hereto or any holder thereof and subject to the adjustments and other provisions of this Article 1, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the Company’s treasury) shall be canceled and extinguished and automatically converted into the right to receive a portion of the Aggregate Merger Consideration set forth on Exhibit C to this Agreement.

(b) Company Derivative Securities. At or before the Effective Time, the Company shall have taken all necessary action, including obtaining the consent of any holder of a Company Derivative Security and the adoption of resolutions by the Board of Directors, to: (i) vest all unvested stock options; (ii) terminate, as of the Effective Time, the Company Option Plans and any other plan or program under which equity-based rights of the Company have been granted; (iii) cancel, as of the Effective Time, each Company Derivative Security that is outstanding and unexercised or unconverted, whether vested (including Company Options that become vested as a result of any acceleration of the vesting schedule of such Company Option that is effected by the Board of Directors or any committee thereof prior to the Closing) or unvested; and (iv) cause a portion of the Aggregate Merger Consideration to be allocated to the holders of the Company Derivative Securities as set forth on Exhibit C (in each case of (i), (ii), (iii) or (iv) above, without the creation of additional liability to Parent, Company or any of their respective Subsidiaries) and subject to the adjustments and other provisions of this Article 1. Any amounts paid or liabilities incurred or accrued in connection with the treatment of a holder of a Company Derivative Security Holder other than as contemplated hereby (including without limitation, any payment or liability in connection with the payment of any principal or interest of any convertible debt or any dividend or redemption of any Company Preferred Stock) shall reduce the Aggregate Merger Consideration. Notwithstanding the foregoing, any current interest payments payable in accordance with the terms of the Company’s 7% Subordinated Convertible Notes shall be permitted and shall not reduce the Aggregate Merger Consideration. Those holders of Company Derivative Securities who are to receive any Aggregate Merger Consideration (each such security

AGREEMENT AND PLAN OF MERGER	Page 3

an “Eligible Derivative Security” and each such person an “Eligible Company Derivative Security Holder”) shall execute and deliver to the Exchange Agent a completed and executed Letter of Transmittal substantially in the form set forth on Exhibit D (the “Derivative Security Documentation”). In lieu of any Merger Shares otherwise payable as Additional Closing Merger Consideration to the Eligible Company Derivative Security Holders listed on Section 1.7(b) of the Company Disclosure Schedule, such Eligible Company Derivative Security Holders shall receive an amount of cash as Additional Closing Merger Consideration equal to Closing Exchange Price for each Merger Share.

1.8 MERGER CONSIDERATION

(a) Aggregate Merger Consideration. The Aggregate Merger Consideration to be paid hereunder shall consist of:

(i) $240.0 million (the “Aggregate Closing Merger Consideration”), consisting of:

(A) $132.0 million of cash (the “Closing Cash Merger Consideration”), less the portion of the Closing Cash Merger Consideration set aside as Closing Escrowed Merger Consideration pursuant to Section 1.8(b) and less the Expenses Reserve set aside pursuant to Section 1.9(b); and

(B) an additional $108.0 million, payable, at Parent’s option and sole election, in shares of Parent Common Stock (such shares are referred to as the “Merger Shares”) based on the Closing Exchange Price, in cash, or a combination thereof (the “Additional Closing Merger Consideration”); and

(C) the distributions of the Closing Escrowed Merger Consideration and the remainder of the Expenses Escrow Account, together with earnings thereon, subject to the terms and conditions of the Escrow Agreement and the Expenses Escrow Agreement, as applicable; and

(ii) up to two annual deferred payments which shall consist of (A) a first year deferred payment (calculated and payable as set forth below, the “First Year Deferred Payment”) and (B) a second year deferred payment (calculated and payable as set forth below, the “Second Year Deferred Payment”; collectively with the First Year Deferred Payment the “Deferred Payments”); provided, however that, to the extent Parent has received distributions pursuant to the Escrow Agreement or has asserted unresolved claims for indemnification in accordance with the terms of this Agreement and the Escrow Agreement for Losses pursuant to Section 8.2(a) that collectively exceed $12.0 million in the aggregate on or prior to the First Year Payment Date, at Parent’s election, the amount of such claimed Losses in excess of $12.0 million (which excess amount shall not exceed $12.0 million in the aggregate) may be subtracted from the First Year Deferred Payment and deposited with the Escrow Agent pursuant to the Escrow Agreement to be distributed as provided therein; provided, further, however, that to the extent such excess Losses are for claims for indemnification for Losses pursuant to Section 8.2(a)(i)(B) on or prior to the date of the Second Year Deferred Payment Date, at Parent’s

AGREEMENT AND PLAN OF MERGER	Page 4

election, the full amount of such claimed Losses in excess of $12.0 million may be subtracted from any Deferred Payments not yet paid and shall be deposited with the Escrow Agent pursuant to the Escrow Agreement to be distributed as provided therein (all such additional amounts so deposited with the Escrow Agent pursuant to the Escrow Agreement (the “Deferred Payment Escrow Amount”).

The Aggregate Merger Consideration is subject to adjustment as set forth herein and is to be distributed as set forth in Exhibit C.

(b) Escrowed Merger Consideration. Of the Closing Cash Merger Consideration $12,000,000 shall constitute escrowed merger consideration (the “Closing Escrowed Merger Consideration”; together with the Deferred Payment Escrow Amount, the “Escrowed Merger Consideration”).

(c) Adjustments to Aggregate Closing Merger Consideration.

(i) Adjustments for Company Transaction Costs. Any Company Transaction Costs incurred or accrued by the Company in excess of $4,150,000 in connection with the Merger on or prior to the Closing shall be deducted from the Closing Cash Merger Consideration, and, at the Closing, provided that the Company has provided Parent with documentation reasonably sufficient to substantiate the Company Transaction Costs for the sole purpose of confirming the amount and not the reasonableness of any such costs, Parent shall deliver the amount equal to the Company Transaction Costs (up to $4,150,000) by wire transfer of immediately available funds to the account or accounts designated by the Company at least one (1) day prior to the Closing Date. Any Company Transaction Costs which become due as a result of any Deferred Payments shall be treated as a reduction to the Aggregate Merger Consideration and shall be deducted from any applicable Deferred Payment.

(ii) Adjustments to Conversion Ratios. The Conversion Ratios shall be appropriately adjusted for any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change (each a “Recapitalization”) with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

(iii) Adjustments for Transaction Payments. Any Transaction Payments incurred or accrued by the Company or required or agreed to be paid by the Company pursuant to arrangements entered into by the Company prior to the Effective Time, all of which are disclosed on Section 1.8(c)(iii) of the Company Disclosure Schedule, shall be deducted from the Closing Cash Merger Consideration, and, at the Closing, Parent shall deliver the amount of the Transaction Payments by wire transfer of immediately available funds to the account designated by the Company at least (1) day prior to the Closing Date.

(d) Deferred Payments.

(i) Calculation. For purposes of the following, the “First Measurement Period”) shall mean the calendar twelve month period beginning on the first day of the first calendar month immediately following the Closing and ending on the last day of the immediately

AGREEMENT AND PLAN OF MERGER	Page 5

preceding calendar month one year thereafter, and the “Second Measurement Period” shall mean the one year period beginning on the first day after the end of the First Measurement Period and ending on the last day of the immediately preceding calendar month one year thereafter (collectively, with the First Measurement Period, the “Measurement Periods”, and each a “Measurement Period”). For example, if the Closing shall occur on May 15, 2006, the First Measurement Period shall begin on June 1, 2006 and end on May 31, 2007 and the Second Measurement Period shall begin on June 1, 2007 and end on May 31, 2008. The First Year Deferred Payment shall equal one (1) times the amount by which the Company Revenue during the First Measurement Period (the “First Year Revenue Amount”) exceeds the Company Revenue for the calendar twelve month period immediately preceding First Measurement Period (such period to be referred to as the “Base Period” and such amount to be referred to as the “Base Revenue Amount”). The Second Year Deferred Payment shall equal one (1) times the amount by which the Company Revenue during the Second Measurement Period exceeds the greater of (A) the Base Revenue Amount or (B) the First Year Revenue Amount.

(ii) Company Revenue. The “Company Revenue” during the Base Period or any Measurement Period shall equal the consolidated revenue recognized by the Company or the Parent during the Base Period or by the Parent during any Measurement Period through the sale, license or leasing of any Company Products or Company Services as determined in accordance with US GAAP used by the Company in the preparation of its financial statements, in the case of the Base Period, and in accordance with US GAAP used by the Parent in the preparation of its financial statements, in the case of any Measurement Period. Subject to the foregoing:

(A) The Company Revenue for the Base Period or any portion thereof, shall be equal to the Company Revenue reported by the Company for such period pursuant to the Financial Statements of the Company delivered by the Company to Parent pursuant to this Agreement for such period or portion thereof;

(B) Subject to Section 1.8(d)(ii)(C) below, there shall be excluded from the calculation of Company Revenue of any revenue recognized on the sale, license or lease of a Company Product (other than a disposable component of a Company Product) by Parent or any of its Subsidiaries in a transaction that includes the sale, lease or license by Parent or any of its Subsidiaries of any other capital equipment as a part of the same transaction, unless such Company Product is separately priced or invoiced, or the price of such capital equipment exceeds the price set forth on Section 1.8(d)(ii)(B) of the Parent Disclosure Schedule (the “Scheduled ASP”), in which case the purchase price so allocated to, or the excess over the Schedule ASP (“ASP Excess”) of, such Company Product shall be included in Company Revenue; and

(C) Commencing with the First Measurement Date, the calculation of Company Revenue for each of the first one hundred (100) Promotional Products, in the aggregate, shall be equal to the amount set forth on Section 1.8(d)(iii)(C) of the Parent Disclosure Schedule.

(iii) Company Product. For purposes of this Agreement the term “Company Product” shall mean any product or technology used, sold, offered for sale or licensed or proposed or under development for use, sale, offer for sale or license by the Company on or

AGREEMENT AND PLAN OF MERGER	Page 6

before the Effective Time, including any component or improvement thereto or any successor product or alternative or other product providing a similar function developed or sold after the Closing.

(iv) Promotional Product. For purposes of this Agreement, the term “Promotional Product” shall mean each ATEC Sapphire, ATEC Pearl, the ATEC Emerald and any other similar console unit, whether developed before or after the Effective Date, that is included in the sale, lease or license by Parent or any of its Affiliates of any other capital equipment as part of the same transaction and are not separately priced or invoiced or are separately priced or invoiced at an amount, or have an ASP Excess, less than the Threshold Amount that is set forth on Section 1.8(d)(ii)(C) of the Company Disclosure Schedule.

(v) Company Services. For purposes of this Agreement the term “Company Services” shall mean any services provided in respect of a Company Product, including all services provided by the Company prior to the Effective Time.

(vi) Conduct of Business.

(A) It is understood and agreed that Parent intends to operate and continue to operate its business, and to cause its Subsidiaries, including the Surviving Company, to operate and continue to operate their respective business with the intent of maximizing the long term value of Parent, as determined by Parent in its sole and absolute discretion. In connection therewith, Parent shall, and subject to subparagraph (B) below, from and after the date hereof, including without limitation during the Measurement Periods, maintain full discretion with respect to all operations of Parent and its Subsidiaries and with respect to the Company Products and Company Services, including but not limited to determination of the research, development, manufacture, marketing, and sale of the Company Products and Company Services. Specifically, it is agreed that Parent shall be under no obligation to operate (or cause to be operated) the business of Parent and its Subsidiaries to achieve any Company Revenue objectives, and, except for a breach of Section 1.8(d)(vi)(B) and (C) below and subject to the limitations provided in Article 8 hereof, with respect to breaches of Section 1.8(d)(vi)(B) no damages shall have been incurred or caused in the event Company Revenues do not grow, or decrease in a manner to adversely affect the Deferred Payments.

(B) During the Measurement Periods, Parent agrees that:

(I)	a minimum amount equal to $5.0 million, in the aggregate, will be allocated over a period of eighteen (18) months following the Closing to fund research, development and engineering activities related to the Company Products, unless a majority of the members of the Technology Committee determines in their reasonable discretion that such minimum amount is not necessary to fund such activities;

AGREEMENT AND PLAN OF MERGER	Page 7

(II)	it will use commercially reasonable efforts to maintain an independent sales force (which shall include clinical educators) for the Company Products and Company Services, which shall consist of a minimum of 50 people;

(C) During the Measurement Periods, Parent agrees that:

(I)	it will maintain books of account to separately track Company Revenue;

(II)	Company Products or Company Services shall only be provided or sold by Parent, the Surviving Corporation or a controlled Affiliate of Parent included in Parent’s consolidated group for financial reporting purposes pursuant to US GAAP;

(III)	Parent shall not, and shall cause its Affiliates not to, sell, transfer or otherwise dispose of any shares of capital stock of the Surviving Corporation or otherwise transfer control of the Surviving Corporation to an entity other than Parent or a controlled Affiliate of Parent included in Parent’s consolidated group for financial reporting purposes pursuant to US GAAP; and

(IV)	Parent shall not, and shall cause its Affiliates and the Surviving Corporation not to, discontinue, wind up, sell, liquidate or otherwise dispose of all or any significant part of the breast biopsy business or assets of the Surviving Corporation other than to Parent or controlled Affiliate of Parent included in Parent’s consolidated group for financial reporting purposes pursuant to US GAAP and other than sales or licenses of Company Products and Company Services in the ordinary course of business.

(vii) Payment. The First Year Deferred Payment, if any, shall be paid within forty-five (45) days of the end of the First Measurement Period (the “First Year Deferred Payment Date”). The Second Year Deferred Payment, if any, shall be paid within forty-five (45) days of the end of the Second Measurement Period (the “Second Year Deferred Payment Date”; together with the First Year Deferred Payment Date, the “Deferred Payment Dates”, and each an “Deferred Payment Date”). The Deferred Payments shall be paid solely in cash, at Parent’s election, to Company Stockholders and Eligible Company Derivative Security Holders directly by Parent or by the Exchange Agent in accordance with Section 1.9(b) hereof. In the event of any disputes over the amount of any Deferred Payment, only the undisputed portion of the Deferred Payment shall be due on the applicable Deferred Payment Date, with any disputed amount payable within five (5) business days of the resolution of the dispute in accordance with the dispute resolution procedures set forth in accordance with the following Section 1.8(d)(viii). Notwithstanding the foregoing, the Deferred Payments are subject to deposit with the Escrow Agent pursuant to the Escrow Agreement to the extent provided in Section 1.8(a)(ii).

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(viii) Dispute Resolution. Within forty-five (45) days after the completion of the Base Period and each Measurement Period, Parent shall provide the Stockholder Representative a statement (a “Revenue Statement”) certified by Parent’s chief financial officer, setting forth in reasonable detail the calculation of the Company Revenues during the applicable Base Period and applicable Measurement Periods and the amount of the Deferred Payment payable with respect thereto. The Stockholder Representative shall, upon reasonable request and notice, be granted access to, and shall have the right to employ an auditor to review the books and records of Parent as reasonably necessary in connection the Stockholder Representative’s review of the calculation of Company Revenues; provided, that such review must be completed within forty-five (45) days after the delivery by Parent to the Stockholder Representative of the Revenue Statement. The review by the Stockholder Representative and any auditor engaged by it shall be subject to the terms of a confidentiality agreement in customary form. The fees and disbursements, if any, of the Stockholder Representative’s auditors incurred in connection with the review of the calculation of the Company Revenues shall be paid out of the Expenses Escrow Account. Any fees and disbursements in excess of the Expenses Reserve shall be paid, at the Stockholder Representative’s election, from any remaining unpaid Deferred Payment or the Escrow Fund at the time of distribution to the Company Stockholders or Eligible Company Derivative Security Holders. If, after completion of such review, the Stockholder Representative disagrees as to the amount of any Company Revenues for the applicable period, the Stockholder Representative shall provide Parent with written notice of each disputed item and a reasonable description of the Stockholder Representative’s dispute with such item within fifteen (15) days after completion of the review. In the event of such a dispute, Parent and the Stockholder Representative shall attempt to reconcile in good faith their differences as to such items within twenty (20) days (the “Resolution Period”) of Parent’s receipt of such notice, and any resolution by them as to any disputed items shall be final, binding and conclusive on Parent, the Surviving Corporation, the Company Stockholders, the Eligible Company Derivative Security Holders and the Stockholder Representative. If Parent and the Stockholder Representative are unable to reach a resolution with such effect within the Resolution Period, Parent and the Stockholder Representative shall each submit to an independent accounting firm (the “Earnout Accounting Firm”) for arbitration any and all matters that remain in dispute in the form of a reasonably detailed written statement. The Earnout Accounting Firm shall be a nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Stockholder Representative in writing. The determination of such dispute by the Earnout Accounting Firm shall be final, binding and conclusive on Parent, the Surviving Corporation, the Company Stockholders, the Eligible Company Derivative Security Holders and the Stockholder Representative. The fees and expenses of the Earnout Accounting Firm shall be shared equally by Parent and the Stockholder Representative. The fees of the Stockholder Representative for the Earnout Accounting Firm shall be paid out of the Expenses Escrow Account, provided that any fees and disbursements in excess of the Expenses Reserve shall be paid, at the Stockholder Representative election, from any remaining unpaid Deferred Payment or the Escrow Fund at the time of distribution to the Company Stockholders or Eligible Company Derivative Security Holders. Notwithstanding the foregoing, in no event shall Parent have any liability or obligation to pay any of the fees or disbursements of the Stockholder Representative.

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(e) Dissenters. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares“) shall not be converted into or represent the right to receive Aggregate Merger Consideration. In connection with the exercise of an appraisal right by a Company Stockholder pursuant to Section 262 of the DGCL, the Aggregate Merger Consideration shall be reduced by the Aggregate Merger Consideration allocable to the Company Capital Stock held by such Company Stockholder (it being intended that such reduction shall not reduce the Aggregate Merger Consideration allocable to any other Company Stockholder). Such Company Stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive their allocable portion of the Aggregate Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.9 (and the Aggregate Merger Consideration shall be readjusted accordingly to reflect such rights), of the certificate or certificates that formerly evidenced such shares. The Company and the Stockholder Representative shall give Parent: (i) prompt notice of any demands for appraisal received by Company or the Stockholder Representative, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Company or the Stockholder Representative; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Stockholder Representative shall, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(f) Parent Purchase Rights. Each Company Stockholder and each Eligible Company Derivative Security Holder shall also receive together with each Merger Share issued to him, her or it in the Merger pursuant to this Article 1 an associated preferred share purchase right (“Parent Purchase Right”) pursuant to the Rights Agreement. References herein to Merger Shares shall be deemed to include the associated Parent Purchase Rights.

1.9 SURRENDER OF CERTIFICATES

(a) Exchange Agent. The transfer agent for Parent Common Stock, American Stock Transfer & Trust Company, or a bank or trust company designated by Parent prior to the Effective Time, shall act as the exchange agent (the “Exchange Agent”) in the Merger. All fees and expenses of the Exchange Agent shall be borne by the Parent.

(b) At the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article 1, the Aggregate Closing Merger Consideration

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(including any Merger Shares included in the Aggregate Closing Merger Consideration), as such consideration may be adjusted pursuant to Sections 1.7 and 1.8, less the Closing Escrowed Merger Consideration together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10 and less $1,500,000 (the “Expenses Reserve”), which shall be deposited by Parent into an escrow account (the “Expenses Escrow Account”) maintained by an escrow agent mutually acceptable to the Stockholder Representative and Parent (the “Expenses Escrow Agent”) pursuant to Section 1.13(b) (such amount referred to as the “Closing Exchange Fund”), to be exchanged for the issued and outstanding shares of Company Capital Stock and the Eligible Derivative Securities. In addition, unless Parent elects to make the Deferred Payments directly to Company Stockholders and Eligible Company Derivative Security Holders (as provided in Section 1.8(d)(vii) hereof), on or before each of the First Measurement Payment Date and the Second Measurement Payment Date, Parent shall make available to the Exchange Agent cash in an amount sufficient to make the First Year Deferred Payment and the Second Year Deferred Payment (in each case, less any Deferred Payment Escrow Amount deposited with the Escrow Agent in accordance with Section 1.8(a)(ii)), as the case may be, to be paid with respect to the shares of Company Capital Stock and Eligible Derivative Securities converted into the Aggregate Merger Consideration as of the Effective Time (the “Post-Closing Exchange Fund”, and together with the Closing Exchange Fund, the “Exchange Fund”). At any time following the later or six months after the Effective Date or the Second Measurement Payment Date (if Parent elects to distribute the Deferred Payments through the Exchange Agent), Parent shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Company Capital Stock and the Eligible Derivative Securities, and thereafter such holders shall be entitled to look to Parent with respect to such consideration payable upon due surrender of their certificates for Company Capital Stock or evidence of their Eligible Derivative Securities. Parent shall be entitled to rely entirely on the information contained in the Capitalization Certificate and any transmittal materials delivered hereunder for purposes of satisfying Parent’s obligation to deliver the Aggregate Closing Merger Consideration.

(c) Exchange Procedures. No later than fifteen (15) business days prior to the Effective Time, the Company or the Exchange Agent shall cause to be delivered to each holder of record of: (i) a certificate or certificates which as of such date (the “Determination Date”) evidenced outstanding shares of Company Capital Stock; or (ii) an instrument which as of the Determination Date evidenced an Eligible Derivative Security (such certificates and instruments collectively referred to herein as the “Instruments”), whose securities will be converted into the right to receive Aggregate Merger Consideration pursuant to Section 1.8, and, if applicable, cash in lieu of fractional shares pursuant to Section 1.10: (A) a letter of transmittal (which shall state that no shares of Company Capital Stock or Eligible Derivative Securities subject to the letter of transmittal have been or will be transferred by the holder thereof from and after the Determination Date and shall specify that delivery shall be effected, and risk of loss and title to the Instruments shall pass, only upon proper delivery of the Instruments to the Exchange Agent and the effectiveness of the Merger substantially in the form of Exhibit E (each a “Letter of Transmittal”); and (B) instructions to effect the surrender of the Instruments in exchange for their allocable portion of the Aggregate Merger Consideration. For the avoidance of doubt, no

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Company Stockholder or Company Derivative Security Holder shall have any liability (personally or otherwise) for any breach of the representations and warranties of another Company Stockholder or Company Derivative Security Holder in such person’s Letter of Transmittal or Derivative Security Documentation, as applicable, or otherwise. Upon surrender of an Instrument for cancellation to the Exchange Agent, together with the appropriate Letter of Transmittal and, in the case of Eligible Company Derivative Security Holders, all other Derivative Security Documentation, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by such instructions, upon effectiveness of the Merger, a holder of such Instruments shall be entitled to receive in exchange therefor his or her allocable portion of the Aggregate Merger Consideration, and the right to receive an allocation portion of the Deferred Payments as set forth in Exhibit C and the Instruments so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Instrument that, prior to the Effective Time, evidenced shares of Company Capital Stock or an Eligible Derivative Security will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the allocable portion of the Aggregate Merger Consideration into which such shares of Company Capital Stock or such Eligible Derivative Security shall have been so converted. In the event the Merger is not consummated by the Outside Closing Date or is terminated earlier in accordance with the terms hereof, unless otherwise agreed to in writing by the Stockholder Representative, the Instruments shall be returned to the Company Stockholders and Eligible Company Derivative Security Holders as appropriate.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions, with a record date after the Effective Time, declared or made after the Effective Time with respect to shares of Parent Common Stock will be paid to the holder of any unsurrendered Instrument with respect to the Merger Shares evidenced thereby until the holder of record of such Instrument shall surrender such Instrument pursuant to Section 1.9(c). Subject to applicable Law, following surrender of any such Instrument, there shall be paid to the record holder of the Instruments evidencing whole Merger Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for Merger Shares is to be issued in a name other than that in which the Instrument surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Instrument so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.9(e), and that the Person requesting such transfer will have paid to the Exchange Agent any transfer or other Taxes required by reason of the issuance of a certificate for Merger Shares in any name other than that of the registered holder of the Instrument surrendered, or established to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, Parent, Surviving Corporation, any other Subsidiary of Parent or any party hereto shall be liable to any holder of shares of Company Capital Stock or an Eligible Derivative Security for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(g) No Further Ownership Rights in Company Securities. From and after the Effective Time, no shares of Company Capital Stock or Eligible Derivative Securities shall be deemed to be outstanding, and holders of Instruments shall cease to have any rights with respect thereto, other than the right to receive the allocable portion of the Aggregate Merger Consideration and cash in lieu of fractional shares accordance with Sections 1.8, 1.9, 1.10 and 1.11 hereof. All rights to receive the allocable portion of the Aggregate Merger Consideration and cash in lieu of any fractional Merger Shares issued upon the surrender for exchange of shares of Company Capital Stock and Eligible Derivative Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Eligible Derivative Securities, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Eligible Derivative Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Instruments are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

(h) Lost, Stolen or Destroyed Certificates. In the event any Instruments evidencing shares of Company Capital Stock or Eligible Derivative Securities shall have been lost, stolen or destroyed, the Exchange Agent may require, before paying any Aggregate Merger Consideration with respect thereto, such affidavits and indemnities and bonds in support thereof, as it may reasonably require with respect to such loss, theft or destruction.

(i) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or Eligible Derivative Securities such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by Parent or the Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock or Eligible Derivative Security, as applicable, in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

1.10 NO FRACTIONAL SHARES; MULTIPLE CERTIFICATES

Notwithstanding any provision of this Agreement to the contrary, neither certificates nor scrip for any fractional Merger Shares shall be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Capital Stock or an Eligible Derivative Security otherwise entitled to a fraction of a Merger Share pursuant to the provisions of Section 1.8 and 1.9 shall be paid in cash in accordance with this Section 1.10 in an amount equal to such fraction multiplied by the Closing Exchange Price. No such holder shall be entitled to dividends or interest on or, except for the cash payment referred to in the preceding sentence, other rights in respect of any such fractional interest. If more than one Instrument shall be surrendered for the account of the same Company Stockholder or Eligible Company Derivative Security Holder, the number of whole Merger Shares for which such Instruments shall be exchanged pursuant to Section 1.10 shall be computed on the basis of the aggregate number of Merger Shares for which such Instruments are being exchanged.

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1.11 ESCROW AGREEMENT

At the Effective Time, Parent shall deposit with U.S. Bank National Association or any other acceptable banking association mutually acceptable to the parties, or any successor escrow agent (“Escrow Agent”) appointed pursuant to an escrow agreement, substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”), the Closing Escrowed Merger Consideration as set forth in Section 1.8(b). The Escrowed Merger Consideration (including the Closing Escrowed Merger Consideration and the Deferred Payment Escrowed Merger Consideration) shall be held in escrow and applied in accordance with the terms of this Agreement and the Escrow Agreement.

1.12 STOCK TRANSFER BOOKS

At the close of business on the day prior to the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Capital Stock shall thereafter be made on such stock transfer books.

1.13 STOCKHOLDER REPRESENTATIVE

(a) Lloyd K. Benson and Carter McNabb are hereby appointed as the representative for and on behalf of the Company Stockholders and the Eligible Company Derivative Security Holders (the “Stockholder Representative”) to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the terms of this Agreement, the Registration Rights Agreement and the Escrow Agreement after the Effective Time, and by executing this Agreement the Stockholder Representative accepts such appointment. Notwithstanding the initial appointment of two Persons as Stockholder Representative, there shall be no requirement that the Stockholder Representative be comprised of two Persons, and the holders of a majority in interest of the Deferred Payments may replace or remove any Person serving as the Stockholder Representative upon not less than ten (10) days’ prior written notice to Parent. If there are two Persons serving as the Stockholder Representative, the Stockholder Representative may act only with the concurrence of both such Persons and all writings to be signed by the Stockholder Representative must be executed by both such Persons. No bond shall be required of the Stockholder Representative or any Person serving as Stockholder Representative and neither Stockholder Representative nor any Person serving as Stockholder Representative shall receive any compensation for its services except as otherwise set forth in this Section 1.13. Notices of communications to or from the Stockholder Representative shall constitute notice to or from each of the Company Stockholders and the Eligible Company Derivative Security Holders. If any Person serving as the Stockholder Representative is no longer able or willing to serve as the Stockholder Representative, a new Stockholder Representative may be chosen by the holders of a majority in interest of the Deferred Payments, provided that a new Stockholder Representative shall be so chosen if there is not at least one Person serving as Stockholder Representative.

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(b) For purposes hereof, “Expenses Escrow Agreement” shall mean the escrow agreement in a form reasonably satisfactory to Parent and the Company, by and between the Stockholder Representative and the Expenses Escrow Agent pursuant to which Parent shall deposit the Expenses Reserve Amount into the Expenses Escrow Account. The Stockholder Representative may draw funds from the Expenses Escrow Account to pay the reasonable expenses incurred by the Stockholder Representative in fulfilling his or her duties under this Agreement in accordance with the terms of the Expenses Escrow Agreement, which shall include the per diem specified in the Expense Escrow Agreement. Any Expenses Reserve Amount remaining after payment of all of the Stockholder Representative’s expenses following the completion of its obligations hereunder shall be distributed to the Company Stockholders and Eligible Company Derivative Security Holders on a basis proportional to their interest in the Deferred Payments. All matters relating to the Expenses Escrow Account, to the extent not referred to in this Agreement, shall be governed by the Expenses Escrow Agreement; provided, however, that, in the event of any conflict between the terms of this Agreement and the Expenses Escrow Agreement, the terms of this Agreement shall be controlling. The Expenses Escrow Agent shall hold, invest, reinvest and disburse the Expenses Escrow Account in accordance with the terms of the Expenses Escrow Agreement and the Expenses Escrow Account shall not be used for any other purpose. Any fees and expenses in excess of the Expenses Reserve shall be paid, at the Stockholder Representative’s election, from any unpaid Deferred Payment or the Escrow Fund (subject to the terms of the Escrow Agreement) at the time of distribution to the Company Stockholders or Eligible Company Derivative Security Holders. In no event shall the Stockholder Representative or any Person serving as Stockholder Representative be required to expend his own funds in serving in such capacity.

(c) The Stockholder Representative and a Person serving as Stockholder Representative shall not be liable for any act done or omitted in such capacity while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders and the Eligible Company Derivative Security Holders shall jointly and severally indemnify the Stockholder Representative and a Person serving as Stockholder Representative and hold him harmless against any loss, liability or expense incurred without bad faith and arising out of or in connection with the acceptance or administration of his duties. The Stockholder Representative may consult with counsel and other experts to advise him with respect to his rights and obligations hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel or experts.

(d) Any decision, act, consent or instruction of the Stockholder Representative after the Effective Time in the scope of the Stockholder Representative’s authority as provided in the first sentence of Section 1.13(a) shall constitute a decision of all Company Stockholders and Eligible Company Derivative Security Holders and shall be final, binding and conclusive upon every Company Stockholder and Eligible Company Derivative Security Holder, and the Escrow Agent, and Parent and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholder Representative. Notwithstanding anything to the contrary contained in this Agreement or any of the Transaction Documents, (i) the Stockholder Representative’s authority with respect to Article 8 shall be limited to the Escrowed Merger Consideration, (ii) the Stockholder Representative shall have no authority to settle any claim or

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take any action with respect to any Aggregate Merger Consideration actually received by the Company Stockholders and Eligible Company Derivative Security Holders, including, without limitation, with respect to any claim for indemnification for intentional fraud by the Company, and (iii) the Stockholder Representative shall have no authority with respect to Article 8 or otherwise to impose any liabilities or obligations on the Company Stockholders or Eligible Company Derivative Security Holders.

(e) The adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Stockholders and the submission of the Derivative Security Documents by an Eligible Company Derivative Security Holder shall constitute: (i) approval by such Persons of this Agreement and the Escrow Agreement and of all of the arrangements relating thereto; (ii) approval of the appointment of the Stockholder Representative pursuant to this Agreement and the Escrow Agreement; and (iii) the approval of such Persons of the Stockholder Representative to perform all duties described in this Agreement and the Escrow Agreement on their behalf.

(f) The provisions of this Section 1.13 are intended to be for the benefit of and shall be enforceable by the Stockholder Representative and any Person serving as Stockholder Representative.

1.14 ANCILLARY AGREEMENTS

Simultaneously with the execution and delivery of this Agreement, the individuals listed on Section 1.14 of the Company Disclosure Schedule have executed and delivered to Parent employment and non-competition agreements (the “Employment Agreements”), and the individuals listed on Section 1.14 of the Company Disclosure Schedule have executed and delivered to the Voting Agreements and Waiver in the form of Exhibit G hereto (the “Voting Agreements”).

ARTICLE 2. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth on the Company disclosure schedule attached hereto as Exhibit H, which shall be delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that the statements contained in this Article 2 are true and correct. The Company Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article 2. Unless otherwise specified herein, disclosure made in any particular Section of the Company Disclosure Schedule shall be deemed made in any other Section or Sections of the Company Disclosure Schedule to which the relevance of such disclosure is readily apparent from the text of such disclosure.

2.1 ORGANIZATION AND GOOD STANDING

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own,

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lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The Company is qualified to do business and is in good standing as a foreign corporation under the Laws of the jurisdictions listed on Section 2.1(a) of the Company Disclosure Schedule and the Company is not required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect. The Company does not have any Subsidiaries.

(b) Attached to Section 2.1(b) of the Company Disclosure Schedule are correct and complete copies of the Organizational Documents of the Company.

2.2 AUTHORITY; NO CONFLICT

(a) The Company has the requisite corporate power and authority to (i) execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, (ii) subject to approval by the Company Stockholders, consummate the Merger and the other transactions contemplated hereby and thereby and (iii) perform its obligations under this Agreement and each of the Transaction Documents to which it will be a party. The Board of Directors has duly and validly approved this Agreement, each of the Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or the Transaction Documents to which it is a party (other than, with respect to the Merger, the adoption of this Agreement by the Company Stockholders to the extent required by applicable Laws). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization or other similar Laws now or hereafter in effect relating to creditors’ rights generally; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”). Each of the other Transaction Documents to which the Company will be a party have been duly authorized and approved and upon the execution and delivery of such Transaction Documents, assuming the Transaction Documents constitutes the legal, valid and binding agreement of Parent and Merger Sub, such Transaction Documents will constitute the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, except that the enforcement thereof may be limited by the Bankruptcy and Equity Exception.

(b) Except (1) for any filings, notices, consents or approvals required under the HSR Act or any antitrust Law (and all regulations promulgated thereunder) in connection with the transactions contemplated hereunder, (2) for approval of this Agreement and the Merger by the Company Stockholders; (3) for filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business; (4) as may be required by any applicable state

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securities or “blue sky” Laws or state takeover Laws; or (5) as set forth on Section 2.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Document by the Company, nor the consummation or performance by the Company of the Merger or any of the other transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of: (A) any provision of the Organizational Documents of the Company, (B) any resolution adopted by the Board of Directors or the stockholders of the Company, or (C) any applicable Law, Governmental Permit held or used by the Company or any Order, award, decision, settlement or process to which the Company or any of the assets or properties owned or used by the Company may be subject, excluding from clause (C) any contravention, conflict, violation or breach which would not, either individually or in the aggregate, have a Company Material Adverse Effect or materially impair or preclude the ability of the Company to consummate the Merger or the transactions contemplated hereby;

(ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent, authorization or approval of or any notice to or filing with any third Person under any material Contract or any debt instrument to which the Company is a party or to which its or their assets or properties are bound, or require the consent, authorization or approval of or any notice to or filing with any Governmental Authority to which the Company or its assets or properties is subject; or

(iii) result in the imposition or creation of any Encumbrance or Lien upon or with respect to any of the assets or properties owned or used by the Company.

2.3 CAPITALIZATION

(a) The authorized Company Capital Stock consists of (i) 25,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 5,000,000 shares of Preferred Stock, of which 287,488 shares have been designated Series A Redeemable Preferred, 405,200 shares have been designated Series B Convertible Redeemable Preferred, 75,700 shares have been designated Series C Convertible Redeemable Preferred and 750,000 shares have been designated Series D Convertible Redeemable Participating Preferred. As of the date of this Agreement, (i) 6,691,993 shares of Company Common Stock were validly issued and outstanding, and no shares of Company Common Stock are held in treasury and (ii) 1,480,469 shares of Company Preferred Stock were validly issued and outstanding, consisting of 287,448 validly issued and outstanding shares of Series A Redeemable Preferred, 405,200 validly issued and outstanding shares of Series B Convertible Redeemable Preferred, 75,700 validly issued and outstanding shares of Series C Convertible Redeemable Preferred, 712,121 validly issued and outstanding shares of Series D Convertible Redeemable Participating Preferred and no shares of Company Preferred Stock are held in treasury. The issuance of all of such issued and outstanding shares was duly authorized and all such shares are fully paid and nonassessable, were issued in compliance with applicable Federal and state securities laws, and were not issued in violation of any person’s preemptive rights. Section 2.3 of the Company Disclosure Schedule sets forth as of the date hereof a complete and correct list of all of the Company Stockholders and the number of shares of Company Capital Stock owned, of record and beneficially, by each such Company Stockholder.

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(b) Section 2.3 of the Company Disclosure Schedule also sets forth a complete and correct list of all outstanding warrants, options, debt securities and all other securities or outstanding or authorized subscriptions convertible or exercisable into, or exchangeable for, Company Capital Stock or similar rights, including as to each holder thereof, the name of such holder, the number of shares of Company Capital Stock subject thereto and the exercisability, exercise price or conversion rate and termination date thereof. Except as set forth in Section 2.3 of the Company Disclosure Schedule, no “phantom” stock, stock appreciation rights or agreements or similar rights or agreements exist which are intended to confer on any person rights similar to any rights accruing to Company Stockholders. Except as set forth on Section 2.3 of the Company Disclosure Schedule: (i) there are no voting trusts or other Contracts or understandings to which the Company, or, to the knowledge of the Company, any Company Stockholder or any holder of a Company Derivative Security is a party with respect to the transfer, voting or registration of the capital stock of the Company; (ii) there are no Contracts to which the Company is a party or is otherwise bound relating to the issuance, sale or transfer of any equity securities or other securities of the Company; (iii) the Company does not own or have any Contract to acquire any equity securities or other securities of any Person or any, direct or indirect, equity or ownership interest in any other business; and (iv) no Person has any preemptive or similar rights with respect to any security of the Company.

2.4 BOOKS, RECORDS AND ACCOUNTS; INTERNAL CONTROLS

(a) The minute books of the Company fairly reflect in all material respects the records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the Board of Directors. The stock books and records of the Company are true, complete and correct.

(b) The Company maintains a system of internal accounting controls to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain accountability for its assets.

2.5 FINANCIAL STATEMENTS

(a) For purposes of this Agreement: “Financial Statements” shall mean the following financial statements (including notes thereto) relating to the Company, together with all related compilations, reviews and other reports issued by the Company Accountants with respect thereto: (i) Audited Financial Statements: (A) Consolidated Balance Sheets as of December 31, 2005 and 2004; (B) Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003; (C) Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2005, 2004 and 2003; and (D) Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003; and (ii) Unaudited Monthly Financial Statements (the “Most Recent Financial Statements”): (A) Consolidated Balance Sheet as of February 28, 2006; (B) Consolidated Statements of Operations for the two months ended February 28, 2006; (C) Consolidated Statements of Stockholders’ Equity for the two months ended February 28, 2006; and (D) Consolidated Statements of Cash Flows for the two months ended February 28, 2006.

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(b) True and complete copies of such Financial Statements, including the notes thereto, are attached to Section 2.5 of the Company Disclosure Schedule. Except as set forth on Section 2.5 of the Company Disclosure Schedule, the Financial Statements: (i) have been prepared from the books and records of the Company in accordance with US GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein); (ii) are complete and correct in all material respects; and (iii) fairly present in all material respects the financial position and the results of operations of the Company (on a consolidated basis) as of the dates and during the periods indicated therein; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and do not include complete footnotes.

2.6 NO UNDISCLOSED LIABILITIES

Except as set forth on Section 2.6 of the Company Disclosure Schedule, the Company does not have any liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be set forth on a balance sheet prepared in accordance with US GAAP (or in the notes thereto), except for: (a) liabilities or obligations disclosed, reflected or reserved against in the Financial Statements, including the notes thereto; (b) current liabilities incurred in the ordinary course of business since the Base Balance Sheet Date, consistent with past practices (none of which is a claim for breach of contract, breach of duty, or infringement of an intellectual property right); and (c) liabilities or obligations which would not have a Company Material Adverse Effect either individually or in the aggregate.

2.7 TAXES

(a) “Taxes” shall mean all taxes, charges, fees, duties or other assessments, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, imposed by the United States government, any state, local or foreign government, or any agency or political subdivision of any such government (a “Tax Authority”), which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, capital taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, workers’ compensation taxes, taxes relating to benefit plans and other obligations of the same or similar nature. The term “Returns” shall mean all returns, reports, statements, declarations, forms, claims for refund, or other documents or information required to be filed with a taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Except as set forth on Section 2.7(b) of the Company Disclosure Schedule, (i) the Company has filed or caused to be filed with the appropriate Tax Authorities in a timely manner all material Returns required to be filed by it; (ii) the information on such Returns is complete and accurate in all material respects; (iii) the Company has paid in full on a timely basis all Taxes

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or made adequate provision in the Financial Statements for all material Taxes (whether or not shown on any Return) required to be paid by it (including Taxes attributable to periods covered by such Financial Statements which are not yet payable prior to the date of such Financial Statements); (iv) there are no Encumbrances or Liens for Taxes upon the assets or properties of the Company other than for Taxes not yet due and payable or with respect to Taxes which are being contested in good faith and described in Section 2.7(b) of the Company Disclosure Schedule; and (v) no deficiencies for Taxes have been claimed, proposed, or assessed by any Tax Authority or other Governmental Authority with respect to the Company, and there are no pending or, to the Company’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company.

(c) There are no outstanding waivers with respect to the Company extending the statutory period of limitation applicable to any Taxes, and the Company has not requested (or is not the beneficiary of) any extension of time within which to file any Return, which has not yet been filed.

(d) (i) The provisions for Taxes with respect to the Company (on a consolidated basis) for any period prior to the Closing (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all Taxes with respect to such period; (ii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third Person; (iii) copies of all material Returns requested by Parent have been provided to Parent; (iv) there are no pending private letter ruling requests filed by the Company with Internal Revenue Service that would affect the Company after the Closing; (v) the Company has never been a member of an affiliated group within the meaning of Section 1504 of the Code, or filed or been included in a combined, consolidated or unitary return of any Person (other than with respect to a group of which the Company was the Parent); (vi) the Company is not liable for Taxes of any other Person except with respect to sales taxes, and the Company is not under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes that will be in effect after the Closing; (vii) the Company is not, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (viii) the Company has not agreed to or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Law) in taxable income; and (ix) within three (3) years prior to the date hereof, no unresolved written claim has been received from a Tax Authority of a jurisdiction in which the Company does not pay Tax asserting that the Company is liable for Tax in such jurisdiction.

(e) The Company has not executed or entered into any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof, or any similar provision of state or local law, and no such agreements have been executed or entered into by the Company or any other party on its behalf.

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(f) Since January 1, 2003, the Company has not distributed stock of another corporation or other entity, and has not had its stock distributed by another corporation or other entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(g) The Company has disclosed on its federal income tax returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

2.8 ACCOUNTS RECEIVABLE

Subject to any applicable reserves reflected in the Financial Statements, all accounts receivable, notes receivable, contracts receivable, unbilled invoices and other receivables of the Company that are reflected on the Financial Statements (except to the extent collected) or that arise from the date of the Base Balance Sheet Date through the Closing Date (collectively, the “Accounts Receivable”) (i) represent or will represent bona fide claims against debtors for sales and other charges (ii) arose or will arise in the ordinary course of business on usual and customary payment terms, and (iii) to the knowledge of the Company and except as set forth on Section 2.8 of the Company Disclosure Schedule, are legal, valid and binding obligations of the respective debtors. An accurate summary of the aging of the Accounts Receivable on March 31, 2006 is attached as Section 2.8 of the Company Disclosure Schedule. Since January 1, 2005, there has not been a material change in the Company’s receivables aging practice.

2.9 TITLE TO PROPERTIES; ENCUMBRANCES.

(a) The Company does not own and has never owned any real property. Section 2.9(a) of the Company Disclosure Schedule contains a complete and accurate list of all leaseholds or other interests in real property held by the Company. The Company has delivered or made available to Parent true, correct and complete copies of the real property leases and other similar documents to which the Company is party or pursuant to which it uses or occupies any real property. The Company has a valid leasehold interest and right to the use and occupancy of each parcel of real property leased or subleased by the Company that is currently used in the conduct of the business of the Company.

(b) The Company has good and valid title to or a valid leasehold interest in, as applicable, all of the material tangible assets and properties, real and personal, it owns or purports to own, or uses in its business, including those reflected on its books and records and in the Financial Statements. Except as set forth on Section 2.9(a) of the Company Disclosure Schedule, all of the material tangible assets and properties owned, leased or used by the Company are free and clear of all Encumbrances and Liens, except for: (i) liens for current Taxes not yet due or which are being contested in good faith by appropriate proceedings if, in either such case, an adequate reserve, shall have been made therefor in the Most Recent Financial Statements or, if contested subsequent to the Most Recent Financial Statements, the Company’s financial statements; (ii) workmen’s, common carrier and other similar liens arising in the ordinary course of business, none of which materially detracts from the value or impairs the use of the asset or property subject thereto, or impairs the operations of the Company; (iii) Liens of

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the lessor for sums not yet due and payable under the real property leases listed on Section 2.9(a) of the Company Disclosure Schedule; (iv) Liens affecting a lessor’s or licensor’s interest in personal property leased or licensed to the Company; (v) Encumbrances or Liens disclosed in the Financial Statements; and (vi) Encumbrances or Liens that do not interfere with the conduct of business of the Company and do not materially detract from the value of the underlying asset (collectively, “Permitted Encumbrances”).

(c) With respect to each agreement set forth on Section 2.9(a) of the Company Disclosure Schedule: (i) each such agreement is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable in all material respects against the Company and, to the knowledge of the Company, the other parties thereto in accordance with its terms; (ii) the Company is not in breach or default in any material respect under any such agreement and, to the knowledge of the Company, there has not been any breach or default in any material respect of any such agreement by the other parties thereto; and (iii) the Company has not received notice of any breach or default under such agreement.

(d) To the knowledge of the Company, there are no condemnation, environmental, zoning or other land use regulation proceedings, either instituted or planned to be instituted, that would be reasonably likely to have a material adverse effect on the use and operation of the Company’s leased real property for its intended purpose.

2.10 CONDITION AND SUFFICIENCY OF ASSETS

The Company owns or leases all tangible personal property necessary for the conduct of the business as currently conducted, and such personal property (taken as a whole) is in such operating condition and repair (normal wear and tear excepted) as is necessary for the conduct of the business as currently conducted.

2.11 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth on Section 2.11(a) of the Company Disclosure Schedule, the Company is, and at all times has been, in material compliance with all material Laws, licenses and Orders applicable to the assets or properties owned or used by the Company or the business or operations of the Company including federal, state, local and foreign Laws, licenses and Orders. The Company has not been charged with violating, or to the knowledge of the Company, threatened with a charge of violating, nor has the Company received any written notice stating that it is under investigation with respect to a possible violation of, any provision of any material federal, state, local or foreign Law, Order or administrative ruling or license relating to any of its or their assets or properties or any aspect of its or their business.

(b) Section 2.11(b) of the Company Disclosure Schedule contains a complete and accurate list of each material Governmental Permit that is held by the Company or that otherwise relates to the business of, or to any of the assets or properties owned or used by, the Company. The Governmental Permits listed on Section 2.11(b) of the Company Disclosure Schedule are all of the Governmental Permits necessary for the Company to conduct its business as presently conducted. Each Governmental Permit listed on Section 2.11(b) of the Company Disclosure

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Schedule is valid and in full force and effect and, to the knowledge of the Company, is not subject to any Proceedings for suspension, modification or revocation. The Company is in compliance with the Governmental Permits listed on Section 2.11(b) of the Company Disclosure, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

2.12 LEGAL PROCEEDINGS

(a) Except as set forth on Section 2.12(a) of the Company Disclosure Schedule, the Company has not received notice of, nor to the knowledge of the Company does there exist, any Proceeding that has been commenced by or against the Company or any of the officers, directors, former officers or directors, employees, stockholders or agents of the Company (in their capacities as such) or that otherwise relates to the business of, or any of the assets or properties owned or used by, the Company which could reasonably be expected to have a Company Material Adverse Effect.

(b) There is no Proceeding pending, or to the knowledge of the Company, threatened that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

(c) Except as set forth on Section 2.12(c) of the Company Disclosure Schedule, to the knowledge of the Company, no Proceeding has been threatened by or against the Company or any of the officers, directors, former officers or directors, employees, stockholders or agents of the Company (in their capacities as such) or that otherwise relates to the business of, or any of the assets or properties owned or used by, the Company which could reasonably be expected to have a Company Material Adverse Effect.

2.13 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 2.13 of the Company Disclosure Schedule, since the Base Balance Sheet Date, the Company has conducted its business in the ordinary course, consistent with past practice, and there has not been any Company Material Adverse Effect; or any other action or event that would have required the consent of Parent pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

2.14 CONTRACTS; NO DEFAULTS

(a) Except for contracts, commitments, agreements and licenses described in Sections 2.14(a), 2.17, 2.18 and 2.20 of the Company Disclosure Schedule, the Company is not a party to or subject to any contract, commitment, agreement or license (written or oral):

(i) for the purchase of any commodity, material, equipment or asset, except contracts or agreements (except for purchase orders in the ordinary course of business involving payments of less than $100,000 each);

(ii) creating any obligations of the Company after the date of the balance sheet contained in the Most Recent Financial Statements which call for payments of more than $20,000 during any month for agreements without a fixed term or more than $100,000 over the term of the agreement for agreements with a fixed term;

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(iii) providing for the purchase of all or substantially all of the Company’s requirements of a particular product from a supplier;

(iv) for joint marketing, teaming or development;

(v) with any dealer, franchiser, original equipment manufacturer, value-added reseller, or manufacturer’s representative, or sale agent or distributor of products of the Company;

(vi) for the sale of its products not made in the ordinary course of business;

(vii) material Intellectual Property Contract;

(viii) for a material license (other than off-the-shelf, shrink wrap licenses or other software licenses for readily commercially available software requiring payments of less than $50,000 per year) or material franchise (as licensor or licensee or franchisor or franchisee);

(ix) involving any arrangement or obligation with respect to the return of products other than on account of a defect in condition, or failure to conform to the applicable Contract;

(x) with the United States government;

(xi) which is material to the assets or business of the Company;

(xii) materially affecting any leasehold or other interest in any real or material personal property to which the Company is a party or pursuant to the Company leases any personal property requiring annual rental payments in excess of $50,000, together with a description of such property;

(xiii) to or with any labor union or other employee representative of a group of employees employed by the Company;

(xiv) containing covenants restricting the business activity of the Company or preventing the Company or any of its employees from engaging in any line of business or competing with any Person or hire any Person;

(xv) between the Company and its employees, consultants, independent contractors or leased employees (other than agreements that are terminable on 30 days notice or less without penalty);

(xvi) between the Company and a Related Person;

(xvii) under which any money has been or may be borrowed or loaned or any note, bond, factoring agreement, indenture or other evidence of indebtedness has been issued or

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assumed (other than those under which there remain no ongoing obligations of the Company), and each guaranty by the Company of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business);

(xviii) containing restrictions with respect to the payment of dividends or other distributions in respect of its capital stock;

(xix) pursuant to which the Company acquired any assets with a value in excess of $100,000 (other than capital expenditures), and all relevant documents and agreements delivered in connection therewith; and

(xx) requiring payments by the Company of more than $100,000 per year.

(b) Each Contract identified or required to be identified in Section 2.14(a) of the Company Disclosure Schedule is in full force and effect and is valid and enforceable against the Company and, to the knowledge of the Company, against the other parties thereto in accordance with its terms. The Company is not in material breach or default under any of the Contracts identified in Section 2.14(a) and, to the knowledge of the Company, no other party thereto is in material breach or default of any such Contract.

(c) To the knowledge of the Company, no event has occurred and no circumstance exists that (with or without notice or lapse of time or both) is likely to result in a material violation or breach of any Contract listed on Section 2.14(a) of the Company Disclosure Schedule. The Company has not received any notice of any default or threat thereof with respect to any Contract listed on Section 2.14(a) of the Company Disclosure Schedule.

2.15 INSURANCE

(a) Section 2.15(a) of the Company Disclosure Schedule lists the insurance policies currently maintained by the Company that cover the assets and operations of the Company. Such insurance policies provide insurance coverage that, in the Company’s judgment, is valid, enforceable and in full force and effect and the Company is not in default thereunder, except where the failure to be valid, enforceable and in full force and effect or where the existence of a default would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Except as set forth on Section 2.15(b) of the Company Disclosure Schedule, there are no material claims, by or with respect to the Company, pending under any of the liability insurance policies listed on Section 2.15(a) of the Company Disclosure Schedule, or disputes with insurers with respect thereto. The Company has not received any written notice regarding any possible cancellation or termination of any liability insurance policy listed on Section 2.15(a) of the Company Disclosure Schedule, refusal of any coverage or rejection of any material claim under any liability insurance policy, or material adjustment in the amount of the premiums payable with respect to any such insurance policy.

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2.16 ENVIRONMENTAL MATTERS

Except as set forth on Section 2.16 of the Company Disclosure Schedule:

(a) The Company is in material compliance with all applicable Environmental Laws which compliance includes, but is not limited to, the possession by the Company of all Governmental Permits required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. The Company has not received notice of any action, suit, Proceeding or investigation: (i) relating in any way to compliance by or liability of the Company under any Environmental Laws; (ii) which otherwise deals with any Hazardous Materials or any Environmental Law; or (iii) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material. The Company has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Governmental Permit, and the Company has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, handling, or disposal of any Hazardous Materials. Neither the Company , nor any predecessor of any of the Company, is the subject of, any material Environmental Claim or Remedial Action. To the knowledge of the Company, there are no circumstances or conditions related to the Company, the Company’s operations or any of the Company’s Facilities or any predecessor of the Company that are reasonably likely to prevent or interfere with such compliance or give rise to a material Environmental Claim or Remedial Action in the future.

(b) There are no Environmental Claims that are pending or, to the knowledge of the Company, threatened against the Company, the Company’s Facilities or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of Law.

(c) Neither the Company, nor any other Person acting on behalf of the Company (solely with respect to any such other Person, with the Company’s knowledge ) has generated, disposed of, transported, stored or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any Facilities; or (iii) any site which, pursuant to CERCLA or any similar state Law, has been placed on the National Priorities List, CERCLIS or their state equivalents. To the knowledge of the Company, during the period the Company and any predecessor in interest has operated or possessed any Facility, there has not occurred, nor is there presently occurring a Release, or threatened Release, of any Hazardous Materials on, into or beneath the surface of, or adjacent to, any Facilities.

2.17 EMPLOYEES

(a) Section 2.17(a) of the Company Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company: name; job title; department; base salary; and bonus (including any bonus the Company has accrued on its Financial Statements or agreed to pay as incentive compensation or a bonus payment contingent upon the completion of the Merger or otherwise).

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(b) To the knowledge of the Company, no officer or employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer or employee and any other Person that could reasonably be expected to materially and adversely affect: (i) the performance of his duties as an officer or employee of the Company; or (ii) the ability of the Company to conduct its business. In the three (3) years preceding the date of this Agreement, the Company has not had a “Plant Closing” or a “Mass Layoff” within the meaning of the federal Workers Adjustment and Retraining Notification Act of 1988 (“WARN”).

(c) The Company has delivered or made available to Parent or its counsel prior to the date hereof true and complete copies of any employment agreements and policies relating to the employment of employees of the Company and the use of temporary employees and independent contractors by the Company.

(d) Set forth on Section 2.17(d) of the Company Disclosure Schedule is a list of all Contracts entered into by the Company, on the one hand, and an employee or director of the Company, on the other hand: (i) after the Base Balance Sheet Date; and/or (ii) in contemplation of the transactions contemplated by this Agreement.

2.18 EMPLOYEE BENEFITS

(a) Except for the Employee Benefit Plans listed on Section 2.18(a) of the Company Disclosure Schedule, the Company does not maintain, have an obligation to contribute to or have any actual or contingent liability with respect to any Employee Benefit Plan. The Company has delivered to Parent or its counsel prior to the date hereof true and complete copies of: (i) plan instruments and amendments thereto for all Employee Benefit Plans (or written summaries of any Employee Benefit Plans that are unwritten) and related trust agreements, insurance and other contracts, summary plan descriptions, and summaries of material modifications; (ii) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports and attached schedules for each Employee Benefit Plan as to which such report is required to be filed; and (iii) where applicable, the most recent (w) opinion, notification and determination letters, (x) audited financial statements, (y) actuarial valuation reports and (z) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan.

(b) The Company does not have nor has it ever had an ERISA Affiliate that is not the Company.

(c) The Company does not maintain nor has it ever maintained or contributed to and has never contributed to an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan) and no facts exist under which the Company could incur any liability under Title IV of ERISA.

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(d) With respect to each Employee Benefit Plan: (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which would subject Parent, the Surviving Corporation or the Company, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA or the Code; and (ii) to the knowledge of the Company no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan, for whose conduct the Company in any material respect of the Company would have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

(e) Each Employee Benefit Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured; the Company is not obligated to directly pay any such benefits or to reimburse any third Person payor for the payment of such benefits.

(f) Each Employee Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is subject to Sections 201, 301 or 401 of ERISA has received a favorable determination letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation and, to the knowledge of the Company, there are no circumstances that are likely to result in revocation of any such favorable determination letter. Except as noted on Section 2.18(f) of the Company Disclosure Schedule, no Pension Plan has assets other than securities listed on a public exchange, mutual fund shares registered under federal law, publicly traded debt or government debt instruments, or participant loans extended in accordance with such a Pension Plan’s terms. Each Employee Benefit Plan is and has been operated in material compliance with its terms and all applicable Laws, Orders or governmental rules and regulations currently in effect with respect thereto, and by its terms can be amended and/or terminated at any time. As of and including the Closing Date, the Company: (i) shall have performed all material obligations required to be performed by it under, and shall not be in material default under or in material violation of any Employee Benefit Plan; and (ii) shall have made all contributions or payments required to be made by it up to and including the Closing Date with respect to each Employee Benefit Plan, or adequate accruals (including accruals for 401(k) match, if any) therefor have been provided for and are reflected on the Financial Statements (to the extent required by US GAAP) provided to Parent by the Company.

(g) The Company has not received or is not aware of any Proceeding (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and, to the knowledge of the Company, there are no facts that could give rise to any such Proceeding. To the knowledge of the Company, there has not occurred any circumstance by reason of which the Company may reasonably be liable for an act, or a failure to act, by a fiduciary with respect to any Employee Benefit Plan which could have a Company Material Adverse Effect.

(h) There are no complaints, charges or claims against the Company pending or, to the Company’s knowledge, threatened to be brought by or filed with any Governmental

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Authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or “leased employee” (within the meaning of Section 414(n) of the Code) rather than as an employee.

(i) (i) No Employee Benefit Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company Capital Stock; and (ii) except as set forth on Section 2.18(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (x) entitle any employee or former employee of the Company to any payment, (y) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee or former employee or (z) result in any parachute payment under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

(j) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (through insurance or otherwise) with respect to any employee or former employee of the Company beyond their retirement or other termination of service other than: (i) coverage mandated by applicable Law; (ii) retirement or death benefits under any Pension Plan; (iii) disability benefits under any welfare plan that have been fully provided for by insurance or otherwise; (iv) deferred compensation benefits accrued as liabilities on the consolidated books of the Company; or (v) benefits in the nature of severance pay.

(k) No Employee Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

(l) No Employee Benefit Plan, other than a Pension Plan, is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code.

(m) The Company has not proposed or agreed to establish any Employee Benefit Plan not identified on Section 2.18(a) of the Company Disclosure Schedule or announced any changes to any Employee Benefit Plan that would cause an increase in benefits under any such Employee Benefit Plan or to change any employee coverage which would cause an increase in the expense of maintaining any such Employee Benefit Plan.

2.19 LABOR RELATIONS

(a) The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and it is not engaged in any unfair labor practice.

(b) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. The Company has not encountered any labor union or collective bargaining organizing activity with respect to its employees. The Company has no obligation to negotiate any such collective bargaining agreement.

(c) There are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened with respect to the employees of the Company, nor has any of the above occurred or, to the knowledge of the Company, been threatened in the five (5) years preceding the date of this Agreement.

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(d) To the knowledge of the Company, there is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency.

(e) To the knowledge of the Company, there are no complaints or charges against the Company pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of the Company, no complaints or charges have been filed or threatened to be filed against the Company with any such board or agency.

(f) To the knowledge of the Company, no charges with respect to the business of the Company are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

(g) Section 2.19(g) of the Company Disclosure Schedule accurately sets forth all unpaid severance which, as of the date hereof, is due or claimed, in writing, to be due from the Company to any Person whose employment with the Company has been terminated.

(h) The Company has not received written notice of the intent of any government body or Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and no such investigation is in progress.

(i) the Company is not and, to the knowledge of the Company, no employee of the Company is, in violation in any material respect of any employment agreement, non-disclosure agreement, non-compete agreement or any other agreement regarding an employee’s employment with the Company .

(j) The Company does not have and will not have as of the Closing Date, any contingent liabilities for sick leave, vacation, holiday pay, severance pay or similar items not set forth in the Most Recent Financial Statements except for such obligations incurred in the ordinary course of business and consistent with past practices.

(k) Except as set forth on Section 2.19(k) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance, “change-in-control,” retention or other similar obligation of the Company under any Contract.

2.20 INTELLECTUAL PROPERTY

(a) Intellectual Property Assets. As used herein, the term “Intellectual Property Assets” shall mean all worldwide intellectual property rights including without limitation: (i) all trademarks, service marks, trade names, common law trademarks, business names, Internet domain names, trade dress, slogans, and the goodwill associated therewith, and all registrations or applications therefor (collectively, “Marks”); (ii) all patents, patent applications, continuations, substitutions, or divisionals thereof, and any reissues thereof (collectively, “Patents”); (iii) all copyrights in both published works and unpublished works, including

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training manuals, marketing and promotional materials, internal reports, business plans and any other copyrightable expressions, mask works, software and videos, whether registered or unregistered, and all registrations or applications in connection therewith (collectively, “Copyrights”); and (iv) all trade secrets, confidential know-how, confidential information, including all confidential customer lists, technical information, proprietary information, technologies, processes and formulae, source code, algorithms, architecture, structure, display screens and development tools, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise, and confidential inventions and discoveries that may be patentable (collectively, “Trade Secrets”), owned, used or licensed by the Company as licensee or licensor and that are used or held for use by the Company in the business of the Company as it is currently conducted.

(b) Rights. The Company: (i) owns all right, title and interest in and to each of the Patents and, to the knowledge of the Company, owns all right, title and interest in and to all other material Intellectual Property Assets, in each case free and clear of all Encumbrances and Liens other than Permitted Encumbrances or (ii) licenses or, to the knowledge of the Company, otherwise possesses legally valid rights to use each of its Patents and other material Intellectual Property Assets, and, in each case of clause (i) or (ii), the Company may transfer such rights as contemplated by this Agreement. Except as set forth on Section 2.20 of the Company Disclosure Schedule, to the knowledge of the Company, the operation of the business of the Company as heretofore conducted and as presently conducted, does not (and did not at any time) infringe or misappropriate any intellectual property rights or trade secrets of any other Person.

(c) Agreements. Section 2.20 of the Company Disclosure Schedule contains a true, correct and complete list of (i) all Contracts with Joseph L. Mark, Michael E. Miller, Promex Technologies, LLC and any of their present or past respective Affiliates relating to the Intellectual Property Assets and (ii) all other material Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound (the “Intellectual Property Contracts”). True and complete copies of the Intellectual Property Contracts listed on Section 2.20 of the Company Disclosure Schedule have been provided to Parent.

(d) Patents. (i) Section 2.20 of the Company Disclosure Schedule contains a true, correct and complete list of all Patents owned by the Company and constituting a part of the Intellectual Property Assets; (ii) to the knowledge of the Company, all such Patents are valid and subsisting and all maintenance fees, annuities and the like have been paid; (iii) except as set forth on Section 2.20 of the Company Disclosure Schedule, to the knowledge of the Company, none of such Patents is materially infringed; (iv) except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company has not received notice of, nor to the knowledge of the Company does there exist, any claim by or against the Company which challenges the Patents other than in the ordinary course in prosecuting Intellectual Property Assets, including any office actions, interferences, reexaminations, reissues and the like (“IP Prosecution”); and (v) all products or technology sold or offered for sale by the Company that cover such Patents have been marked with any required patent notice markings.

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(e) Trademarks. (i) Section 2.20 of the Company Disclosure Schedule contains a true, correct and complete list of all registered and applied-for, and certain other material Marks, owned by the Company and constituting a part of the Intellectual Property Assets; (ii) to the knowledge of the Company, all such material Marks are valid and subsisting; (iii) to the knowledge of the Company, none of such Marks is infringed; (iv) except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company has not received notice of, nor to the knowledge of the Company does there exist, any claim by or against the Company which challenges such Marks (other than IP Prosecution), or makes claims against the use by the Company of any trademarks, service marks, trade names, or trade dress used by the business of the Company as it is currently conducted; (v) all materials encompassed by such Marks have been marked with any required trademark and registration notices; and (vi) all uses of such registered Marks by or on behalf of the Company are in conformance in all material respects with applicable statutory and common laws.

(f) Copyrights. (i) Section 2.20 of the Company Disclosure Schedule contains a true, correct and complete list of all registered and applied-for and certain other material Copyrights owned by the Company and constituting a part of the Intellectual Property Assets; (ii) to the knowledge of the Company, all material Copyrights owned by the Company, whether or not registered, are valid and enforceable; (iii) except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company has not received notice of, nor to the knowledge of the Company does there exist, any claim by or against the Company that any such Copyright is materially infringed or challenges or threatens such Copyrights (other than IP Prosecution); (iv) no claims exist against the use by the Company of any writings or other expressions used by the business of the Company as it is currently conducted which are likely to have a Company Material Adverse Effect; and (v) all works encompassed by such Copyrights have been marked with any required copyright notices.

(g) Trade Secrets. The Company has taken reasonable precautions to protect the secrecy and confidentiality of the material Trade Secrets constituting a part of the Intellectual Property Assets. To the knowledge of the Company, such Trade Secrets have not been misappropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. Except as set forth on Section 2.20 of the Company Disclosure Schedule, the Company has not received notice of, nor to the knowledge of the Company does there exist, any claim by or against the Company which subjects such Trade Secrets to any material adverse claim or challenges or threatens such Trade Secrets. The Company believes that commercially reasonable policies are in place to ensure the continued secrecy and confidentiality of such Trade Secrets, including but not limited to, where appropriate, marking of such Trade Secrets as “proprietary” and/or “confidential,” limiting of access to such Trade Secrets by employees, and confidentiality provisions in agreements executed by employees, contractors, joint venturers and other Persons having access to such Trade Secrets.

(h) No Restrictions. Except as set forth in Section 2.20 of the Company Disclosure Schedule, to the knowledge of the Company, no Patent or other material Intellectual Property Asset is subject to any outstanding Order or Proceeding (other than IP Prosecution) restricting in any manner the licensing, transfer or assignment thereof by the Company.

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(i) Nondisclosure. The Company has a policy of requiring employees, contractors, agents and consultants of the Company creating Patents and other material Intellectual Property Assets for the Company to execute a nondisclosure and assignment of inventions agreement in a form reasonably intended to protect the confidentiality and to vest in the Company exclusive ownership of such Intellectual Property Assets and to the knowledge of the Company, such policy has not been materially violated Except as set forth on Section 2.20 of the Company Disclosure Schedule, to the knowledge of the Company, the Company has no written or oral agreements with employees, contractors, agents or consultants with respect to the ownership of inventions, trade secrets or other works created by them as a result of which any such employee, contractor, agent or consultant has nonexclusive rights to the portions of any material Intellectual Property Assets so created by such individual.

(j) Agency Conflicts. To the knowledge of the Company, no officer, employee, contractor, agent or consultant of the Company is, or is now expected to be, in violation of any material term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant relating to the use of Trade Secrets or proprietary information of others, and to the Company’s knowledge and belief, the continued employment or retention of its officers, employees, contractors, agents or consultants does not subject the Company to any liability with respect to such matters.

(k) Intellectual Property Assets and Source Code Escrow. The Company has not deposited, and is not obligated to deposit, any Intellectual Property Assets or source code regarding its products into any Intellectual Property Asset or source code escrows or similar arrangements and, except as set forth in Section 2.20 of the Company Disclosure Schedule, the Company is not under any contractual or other obligation to disclose to a third party any material Trade Secret owned by the Company and included in or relating to its products.

2.21 CERTAIN PAYMENTS

Neither the Company nor any stockholder, director, officer, agent or employee of the Company, or to the knowledge of the Company, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly: (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, in violation of the Foreign Corrupt Practices Act or any similar Law (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions, or for special concessions already obtained, or in respect of the Company or any Affiliate of the Company; (b) established or maintained any fund or asset of the Company that has not been recorded in the consolidated books and records of the Company.

2.22 RELATIONSHIPS WITH RELATED PERSONS

Except pursuant to their status as a Company Stockholder, no Company Stockholder, Affiliate, officer, director or employee of the Company, nor any spouse or child of any of them or any Person associated with any of them (a “Related Person”), has any interest in any assets or properties used in or pertaining to the business of the Company. No Company Stockholder,

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Affiliate, officer, director or employee of the Company or any Related Person is indebted to the Company, and the Company is not indebted (or committed to make loans or extend or guaranty credit) to any of them other than: (a) reimbursement for reasonable expenses incurred on behalf of the Company; or (b) for compensation and benefits (including any Company Option Plans and any Employee Benefits Plans). Except as set forth in Section 2.22 of the Company Disclosure Schedule, none of the Company Stockholders, Affiliates, officers, directors or employees of the Company nor any Related Person has owned, directly or indirectly, whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person (other than less than two percent (2%) of the outstanding capital stock of a Person subject to the reporting requirements of the Exchange Act) that has: (a) had business dealings with the Company, or (b) engaged in competition with the Company. Except as set forth on Section 2.22 of the Company Disclosure Schedule, no Company Stockholder, Affiliate, officer, director or employee of the Company nor any Related Person is a party to any Contract with, or has any claim or right against, or owes any amounts to, the Company.

2.23 BROKERS OR FINDERS

Except as set forth on Section 2.23 of the Company Disclosure Schedule, neither the Company nor any of its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby. Except as set forth on Section 2.23 of the Company Disclosure Schedule, neither the Surviving Corporation nor Parent will have any obligation or liability, contingent or otherwise, to pay any brokerage or finders’ fees or agents’ commissions or other payments from the Deferred Payments or otherwise as a result of any agreement or understanding set forth on Section 2.23 of the Company Disclosure Schedule. True and complete copies of any agreement or understanding set forth on Section 2.23 of the Company Disclosure Schedule have been provided to Parent.

2.24 CUSTOMER RELATIONSHIPS

Section 2.24 of the Company Disclosure Schedule sets forth a true, complete and correct listing of the twenty (20) largest customers of the Company (the “Customers”) (based upon the amounts for which each such Customer was invoiced during the year ended December 31, 2005). Except as set forth on Section 2.24 of the Company Disclosure Schedule, to the knowledge of the Company, no such Customer has given the Company written notice of the termination or any material change in the terms of its business relationship with the Company.

2.25 SUPPLIERS; RAW MATERIALS CONTRACTORS

Section 2.25 of the Company Disclosure Schedule sets forth for the year ended December 31, 2005: ten (10) largest suppliers, contractors and subcontractors of the Company based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the Company from such suppliers, contractors and subcontractors during such period. The Company has not received any notice that any such supplier, contractor or subcontractor will not sell raw materials, supplies, merchandise and other goods and services to

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the Surviving Corporation at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Company or any Subsidiary of the Company subject to general and customary price increases. Except as set forth on Section 2.25 of the Company Disclosure Schedule, no such Supplier has given the Company written notice of the termination or any material change in the terms of its business relationship with the Company.

2.26 INVENTORIES

(a) The inventories of raw materials, supplies, work in progress and finished goods of the Company set forth in the Financial Statements were properly stated therein at the lesser of cost or fair market value determined in accordance with US GAAP. Since December 31, 2005, all such inventories have been maintained in the ordinary course of business consistent with past practice. All such inventories are owned by the Company free and clear of all Liens and Encumbrances, except Permitted Encumbrances.

(b) Section 2.26(b) of the Company Disclosure Schedule sets forth a list of any inventory of the Company that is currently obsolete or the Company reasonably expects will become obsolete (whether due to a determination by the Company to discontinue a product or the determination by a vendor or supplier of the Company to discontinue a product) within twelve months of the date of this Agreement. Except as set forth on Section 2.26(b) of the Company Disclosure Schedule, the Company has not received a notification, whether in writing or otherwise, from a vendor or supplier of the Company that such vendor or supplier has discontinued or intends to discontinue manufacturing a product used by the Company.

2.27 PRODUCT WARRANTIES; PRODUCT LIABILITY

Attached to Section 2.27 of the Company Disclosure Schedule are complete and correct copies of the standard terms and conditions of sale, license or lease for each of the products or services of the Company containing applicable guaranty, warranty and indemnity provisions. Except as required by Law or as set forth in such standard terms and conditions, no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of, the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. The Company has no knowledge that aggregate expenses incurred by the Company’s customer support and service centers in fulfilling their obligations under their guaranty, warranty and right of return provisions during the periods covered by the Financial Statements could reasonably be expected to significantly increase as a percentage of sales in the future. Except as set forth in Section 2.27 of the Company Disclosure Schedule, there are no existing or, to the knowledge of the Company, threatened material claims, against the Company for services or merchandise which are allegedly defective or allegedly fail to meet any service or product warranties other than in the ordinary course of business consistent with past experience. Except as set forth in Section 2.27 of the Company Disclosure Schedule, no written claim has been asserted against the Company or any Subsidiary of the Company since January 1, 2004 for renegotiation or price redetermination of any completed business transaction. The products of the Company are free from known significant defects and, to the knowledge of the Company, conform in all material respects to the specifications, documentation and sample demonstration furnished to the Company’s customers and made available to Parent.

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2.28 FDA AND REGULATORY MATTERS; CLINICAL TRIALS

(a) With respect to the Company Products: (i) (A) the Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, including, without limitation, the CE Mark, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Company Products in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each Company Product (collectively, the “Company Approvals”), (B) the Company is in compliance in all material respects with all terms and conditions of each Company Approval and with all applicable Laws pertaining to the Activities to Date with respect to each Company Product which is not required to be the subject of a Company Approval, (C) the Company is in compliance in all material respects with all applicable Laws regarding registration, license and certification for each site at which a Company Product is manufactured, labeled, sold, or distributed, and (D) to the extent that any Company Product has been exported from the United States, the Company has exported such Company Product in compliance in all material respects with applicable Law; (ii) all manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with the Quality Systems and Good Manufacturing Practices regulations of the FDA and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries where compliance is required; (iii) all non-clinical laboratory studies of Company Products under development, sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance with the FDA’s Good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries; and (iv) the Company is in compliance in all material respects with all applicable reporting requirements for all Company Approvals or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under applicable Law.

(b) The Company is in compliance in all material respects with all FDA and non-United States equivalent agencies and similar state and local Laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products. Section 2.28(b) of the Company Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Company Products, including any Medical Device Reports (as defined in 21 CFR 803). Set forth on Section 2.28(b) of the Company Disclosure Schedule are complaint review and analysis reports of the Company from January 1, 2005 through the date hereof, including information regarding complaints, categorized by product and root cause analysis of closed complaints, which reports are correct in all material respects.

(c) Except as set forth in Section 2.28(c) of the Company Disclosure Schedule, neither the Company has not received any written notice or other written communication from the FDA or any other Governmental Authority: (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products; or (ii) otherwise alleging any material violation of any Laws by the Company.

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(d) There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Authority with respect to any of the Company Products, including any facilities where any Company Products are produced, processed, packaged or stored and the Company has not within the last three (3) years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Company Product.

(e) The Company has conducted all of its clinical trials with reasonable care and in material compliance with all applicable Laws and the stated protocols for such clinical trials.

(f) All filings with and submissions to the FDA and any similar regulatory entity in any other jurisdiction made by the Company with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, have been updated to be true, accurate and complete in all material respects as of the date of such update, and to the knowledge of the Company such filings, submissions and updates comply with all regulations of the FDA or such similar regulatory entity regarding material misstatements and omissions to state material facts.

2.29 FINANCIAL SERVICE RELATIONS AND POWERS OF ATTORNEY

All of the arrangements that the Company has with any bank depository institution or other financial services entity, whether or not in the Company’s name, are described on Section 2.29 of the Company Disclosure Schedule, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the banking institution and person or persons authorized in respect thereof. Except as set forth on Section 2.29 of the Company Disclosure Schedule, the Company does not have any outstanding power of attorney.

2.30 COMPANY ACTION

(a) At or prior to the date hereof, the Board of Directors, at a meeting duly called and held, or through an action by written consent, unanimously has: (i) determined that the Merger is fair and in the best interests of the Company and its stockholders; (ii) approved the Merger in accordance with the provisions of the DGCL; (iii) approved this Agreement and the transactions contemplated hereby in accordance with the provisions of the DGCL; and (iv) directed that this Agreement, the transactions contemplated hereby and the Merger be submitted to the Company Stockholders for their approval and resolved to recommend that the Company Stockholders vote in favor of the approval of this Agreement, the transactions contemplated hereby and the Merger. The Company has obtained enforceable waivers from all stockholders who are entitled to vote to approve this Agreement and the transactions contemplated hereby as a separate class, with the effect that the only vote required to approve the Agreement and the transactions contemplated hereby is the affirmative vote of the holders of a majority of the outstanding voting power of the Company’s Common Stock and the Company’s Series B, Series C and Series D Preferred Stock (on an as converted basis), voting together as a single class. The Company’s Series A Redeemable Preferred Stock does not have any voting rights in connection with the Merger.

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(b) The Board of Directors has taken any necessary actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203), to the extent applicable, will not apply to the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

2.31 NO OTHER REPRESENTATIONS

Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person or entity acting on behalf of the Company, makes any representation or warranty, express or implied.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth on Parent’s disclosure schedule attached hereto as Exhibit I which shall be delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant jointly and severally that the statements in this Article 3 are true and correct. The Parent Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article 3. Unless otherwise specified herein, disclosure made in any particular Section of the Parent Disclosure Schedule shall be deemed made in any other Section or Sections of the Parent Disclosure Schedule to which the relevance of such disclosure is readily apparent from the text of such disclosure.

3.1 ORGANIZATION AND GOOD STANDING

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has full corporate power and authority to own, lease and operate its business and to conduct its respective business in the manner and in the places where such properties are owned or leased or such businesses are conducted by it. Each of Parent and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation under the Laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Parent Material Adverse Effect.

(b) Parent formed Merger Sub on April 7, 2006.

3.2 AUTHORITY; NO CONFLICT

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which Parent or Merger Sub, as the case may be, will be a party, and, subject to approval by Parent Stockholders to issue the Merger Shares to the extent required by Nasdaq listing standards, if applicable, to consummate the Merger and the other transactions contemplated hereby and thereby and to

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perform its obligations under this Agreement and each of the Transaction Documents to which Parent or Merger Sub, as the case may be, will be a party. The board of directors of each of Parent and Merger Sub has duly and validly approved this Agreement, each of the Transaction Documents to which it is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or the Transaction Documents to which it is a party (other than to issue the Merger Shares to the extent required by Nasdaq listing standards, if applicable). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Bankruptcy and Equity Exception. Each of the other Transaction Documents to which Parent or Merger Sub will be a party have been duly authorized and approved by Parent or Merger Sub, as the case may be, and upon the execution and delivery of such Transaction Documents, assuming the Transaction Documents constitutes the legal, valid and binding agreement of the Company, such Transaction Documents will constitute the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except that the enforcement thereof may be limited by the Bankruptcy and Equity Exception.

(b) Except (1) for any filings, notices, consents or approvals required under the HSR Act or any antitrust Law (and all regulations promulgated thereunder) in connection with the transactions contemplated hereunder; (2) for approval by the Parent Stockholders to issue the Merger Shares to the extent required by Nasdaq listing standards, if applicable; (3) for filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is authorized to do business; (4) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; or (5) as set on Schedule 3.2(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Document by Parent or the Merger Sub nor the consummation or performance by Parent or the Merger Sub of the Merger or any of the other transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation or breach of: (w) any provision of the Organizational Documents of Parent or the Merger Sub, (x) any resolution adopted by the board of directors or the stockholders of Parent or the Merger Sub, or (y) any applicable Law, Governmental Permit held or used by Parent or the Merger Sub or any Order, award, decision, settlement or process to which Parent or the Merger Sub or any of the assets or properties owned or used by them may be subject, excluding from clause (y) any contravention, conflict, violation or breach which would not, either individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or preclude Parent’s or the Merger Sub’s ability to consummate the Merger or the transactions contemplated hereby; or

(ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or

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require the consent or approval of or any notice to or filing with any third Person, under any material Contract to which Parent or the Merger Sub is a party or by which their respective assets or properties are bound, or require the consent or approval of or any notice to or filing with any Governmental Authority to which either Parent, the Merger Sub or their respective assets or properties are subject except for any breaches, defaults, rights of termination, cancellation or acceleration, entitlements, consents, approvals, notices or filings which would not, either individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or preclude Parent’s or the Merger Sub’s ability to consummate the Merger or the transactions contemplated hereby; or

(iii) result in the imposition or creation of any Encumbrance or Lien upon or with respect to any of the assets or properties owned or used by Parent, Merger Sub or any other Subsidiary of Parent.

3.3 CAPITALIZATION; MERGER SHARES

(a) The authorized capital stock of Parent consists of: (i) 90,000,000 shares of Parent Common Stock, of which as of March 25, 2006; and (ii) 1,622,685 shares of preferred stock, $.01 par value per share. At the close of business on March 25, 2006 45,563,094 shares of Parent Common Stock were issued and outstanding, (ii) 90,000 shares of Parent Common Stock were held in treasury, (iii) 30,000 shares of preferred stock have been designated as Series A Junior Participating Preferred Stock of which no shares are issued or outstanding, and (iv) 3,921,221 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock granted under Parent’s stock incentive plans. Except as set forth above in this Section 3.3(a), at the close of business on March 25, 2006, there were not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or (C) any warrants, calls, options or other rights to acquire from Parent, or any obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent. Except as set forth above in this Section 3.3(a), at the close of business on March 25, 2006, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Parent may vote are issued and outstanding. The authorized capital stock of Merger Sub consists of 2,000 shares of common stock, par value $0.01 per share, of which 2,000 shares are issued and outstanding, all of which shares are beneficially held by Parent.

(b) The Merger Shares issuable as a result of the Merger have been duly authorized and upon the Effective Time will be validly issued, fully paid and nonassessable; and the issuance of the Merger Shares is not subject to any preemptive or similar rights. Each Merger Share to be issued at the Effective Time will be, accompanied by one Parent Purchase Right.

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3.4 FILINGS WITH THE SEC

(a) Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since September 1, 2004 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Parent SEC Reports”). Parent SEC Reports have been filed pursuant to the Exchange Act in a manner that would permit Parent to use a short form Registration Statement on Form S-3.

(b) As of their respective filing dates, the Parent SEC Reports complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) applicable to such Parent SEC Reports, and, except to the extent that information contained in any Parent SEC Report has been revised, amended, supplemented or superseded by a later-filed Parent SEC Report, none of the Parent SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to such Parent SEC Reports.

(c) Each of Parent financial statements (including the related notes) included in Parent SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, have been prepared in accordance with US GAAP (except, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements included therein, to normal year-end audit adjustments).

3.5 RIGHTS AGREEMENT

Parent has taken all actions necessary or appropriate, if any, so that the entering into of this Agreement by Parent does not and will not result in the ability of any Person to exercise any Parent Purchase Rights under the Rights Agreement or enable or require Parent Purchase Rights issued thereunder to separate from the shares of Parent Common Stock to which they are attached or to be triggered or become exercisable.

3.6 INTERIM OPERATIONS OF MERGER SUB

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub (i) has not conducted, and will not prior to the Effective Time conduct, any business and (ii) has no, and prior to the Effective Time will have no, assets or liabilities, except in either case, in connection with the transactions contemplated by this Agreement. As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned directly by Parent.

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3.7 CAPITAL RESOURCES

As of the Closing, Parent will have funds that are sufficient to effect the Closing on the terms contemplated hereby.

3.8 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except (i) as set forth Section 3.8 of the Parent Disclosure Schedule, or (ii) as set forth in the Parent SEC Reports filed prior to the date hereof, since the date of the most recent financial statements included in the filed Parent SEC Reports filed prior to the date hereof, there has not occurred any Parent Material Adverse Effect.

3.9 WKSI

As of the date hereof, Parent is a well-known seasoned issuer (“WKSI”) as defined in Rule 405(a) of the Securities Act.

3.10 NO UNDISCLOSED LIABILITIES

Except as set forth on Section 3.10 of Parent Disclosure Schedule or the Parent SEC Reports filed prior to the date hereof, Parent does not have any liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be set forth on a balance sheet prepared in accordance with US GAAP (or in the notes thereto), except for: (a) liabilities or obligations disclosed, reflected or reserved against in Parent’s financial statements included in Parent SEC Reports filed prior to the date hereof, including the notes thereto; (b) current liabilities incurred in the ordinary course of business since the date of such financial statements, consistent with past practices (none of which is a claim for breach of contract, breach of duty, or infringement of an intellectual property right); (c) liabilities incurred in connection with this Agreement; and (d) liabilities or obligations which would not have a Parent Material Adverse Effect either individually or in the aggregate.

3.11 COMPLIANCE WITH LAWS

(a) Except as set forth on Section 3.11 of the Parent Disclosure Schedule or the Parent SEC Reports, (i) Parent and each Subsidiary of Parent is in compliance with all Laws, licenses or Orders applicable to the assets or properties owned or used by Parent or any Subsidiary of Parent or the business or operations of Parent or any Subsidiary of Parent including federal, state, local and foreign Laws, licenses and Orders, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected have a Parent Material Adverse Effect, and (ii) neither Parent nor any Subsidiary of Parent have been charged with violating, or to the knowledge of Parent, threatened with a charge of violating, nor has Parent or any Subsidiary of Parent received any written notice stating that it is under investigation with respect to a possible violation of, any provision of any federal, state, local or foreign Law, Order or administrative ruling or license applicable to any of its or their assets or properties or any aspect of its or their business, except for violations which, individually or in the aggregate, could not reasonably be expected have a Parent Material Adverse Effect.

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(b) Each of Parent and each Subsidiary of Parent has in effect all Governmental Permits necessary to conduct its respective businesses as presently conducted, except where the failure to have such Governmental Permits could not reasonably be expected to have a Parent Material Adverse Effect. Each such Governmental Permit is valid and in full force and effect and, to the knowledge of Parent, is not subject to any Proceedings for suspension, modification or revocation. Parent and each Subsidiary of Parent is in compliance such Governmental Permits, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected have a Parent Material Adverse Effect.

3.12 NO OTHER REPRESENTATIONS

Except for the representations and warranties contained in this Agreement, neither Parent, nor Merger Sub nor any other Person or entity acting on behalf of Parent or Merger Sub, makes any representation or warranty, express or implied.

ARTICLE 4. COVENANTS

The parties, as applicable, hereby covenant and agree as follows:

4.1 NORMAL COURSE

From the date hereof until the Effective Time, the Company shall conduct its business only in the usual and ordinary manner consistent with past practice and shall use its commercially reasonable efforts: (a) maintain its corporate existence in good standing; (b) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage); and (c) preserve intact, in all material respects, its business organization, preserve its goodwill and the confidentiality of its business know-how, exercise commercially reasonable efforts to keep available to the Company the services of their current officers and employees and preserve their present material business relationships with their collaborators, licensor, customers, suppliers and other Persons having business dealings with them with which the Company has material business relations.

4.2 CONDUCT OF BUSINESS

Except as set forth in Section 4.2 of the Company Disclosure Schedule or as required by applicable Law, from the date hereof until the Effective Time, the Company shall not, except as contemplated by this Agreement, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a) Except for (i) the acceleration of vesting of outstanding Options in connection with the Merger and (ii) the payments as contemplated by Section 1.7(b), accelerate, amend or change the period of exercisability of any outstanding Company Derivative Security or restricted stock granted under any Company Option Plan or any other employee stock plan of Company or authorize cash payments in exchange for any Option granted under any of such plans;

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(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its Capital Stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its Capital Stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the conversion of the Preferred Stock outstanding or convertible debt or the exercise of Options on the date of this Agreement;

(d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory, supplies and other items, in each case, in the ordinary course of business consistent with past practice);

(e) Sell, lease, license or otherwise dispose of any of its properties or assets having a value in excess of $100,000, except for sales of inventory or products, in each case, in the ordinary course of business consistent with past practice;

(f) (i) Increase or agree to increase the compensation (including salary, bonus, benefits or other remuneration) payable or to become payable to any stockholder, director, officer, consultant, agent, sales representative or employee except for increases to non-officer employees in the ordinary course of business consistent with past practice, (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreements with, any employees or officers, other than (x) the payment of severance or termination pay in accordance with any existing contractual commitments (unless such contractual commitments are being modified or terminated at or prior to the Closing) or the terms of any Employee Benefit Plan and (y) subject to subparagraph (v) below, entering into employment agreements with new employees in the ordinary course of business consistent with past practice, (iii) enter into any collective bargaining agreement except as may be required by law, (iv) establish, adopt, enter into or amend (except as may be required by law) or increase any benefits under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, or (v) forgive any indebtedness of any employee to Company;

(g) Pay any bonuses to any Person other than those listed on Section 4.2(g) of the Company Disclosure Schedule;

(h) Pay any salaries, commissions or other compensation to any stockholder, director or officer (except in the ordinary course of business consistent with past practice, in accordance with existing contractual commitments and as required by applicable Law);

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(i) Terminate the employment of any person listed on Section 1.14 of the Company Disclosure Schedule;

(j) Amend its Organizational Documents;

(k) Make any loans to any person or entity or guarantee any debt securities of others (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses and extensions of credit in connection with the sale of products and services, in each case in the ordinary course of business consistent with past practice);

(l) Initiate, compromise, or settle any material litigation or arbitration proceeding;

(m) Enter into, Modify, amend or terminate any material Contract (other than any immaterial modification or amendment to a purchase order in the ordinary course of business consistent with past practice), or waive, release or assign any material rights or claims, including any write-off or other compromise of any material accounts receivable of the Company;

(n) Make or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return;

(o) Change its methods of accounting as in effect at December 31, 2005 except as required by US GAAP;

(p) Make or commit to make any capital expenditures that exceed the capital budget previously furnished by Company to Parent and previously approved by Parent;

(q) Enter into any new license (other than off-the-shelf, shrink wrap licenses or other software licenses for readily commercially available software requiring payments of less than $50,000 per year) for any Intellectual Property rights to or from any third party other than in the ordinary course of business consistent with past practice;

(r) Revalue any of the significant assets of Company, including the writing down of inventory other than in the ordinary course of business consistent with past practice;

(s) Close any Facility;

(t) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

(u) Mortgage or pledge any of its property or assets or subject any such assets to any security interest, lien or other Encumbrance other than a Permitted Encumbrance;

(v) Hire any employees other than non-officer personnel or retain any consultants, in each case other than in the ordinary course of business;

(w) Make any payment or other distribution to any Affiliate of the Company except for normal employment compensation consistent with past practices; or

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(x) Create, incur, assume or otherwise become liable for any indebtedness for borrowed money in an aggregate amount in excess of $100,000, or guarantee or endorse any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business;

(y) Pay, discharge or satisfy any obligation or liability, absolute, accrued, contingent or otherwise other than in the ordinary course of business consistent with past practice; or

(z) Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (y) above.

4.3 STOCKHOLDER MEETING

(a) The Company shall, as promptly as practicable after the date hereof, either duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders Meeting”) for the purpose of considering the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, and shall, through its Board of Directors, recommend to the Company Stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby; provided however, that the Board of Directors may change, withdraw or modify such recommendation if (but only if) the Board of Directors, after consultation with its outside counsel, determines in good faith that the failure to effect such change, withdrawal or modification could be reasonably expected to result in a breach of the fiduciary duties of the Board of Directors under applicable law. Notwithstanding the foregoing, no such change, withdrawal or modification of the recommendation of the Board of Directors shall obviate the obligation of the Company to hold the Company Stockholders Meeting.

(b) Parent and the Company shall, as promptly as practicable after the date hereof, jointly prepare proxy materials (in accordance with the disclosure requirements of Regulation D) and, except as required by applicable law, the Company will use commercially reasonable efforts to solicit from its stockholders proxies or consent in favor of this Agreement, the Merger and the other transactions contemplated hereby. Such proxy materials shall be in the form of a private placement memorandum/proxy statement to be used for the purpose of offering the Merger Shares to the Company Stockholders and soliciting such proxies from such stockholders (such placement memorandum/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy, shall be referred to herein as the “Placement Memorandum/Proxy Statement”). Each party shall furnish all information reasonably requested in connection with the preparation of the Placement Memorandum/Proxy Statement.

(c) All information delivered to the stockholders in connection with obtaining the stockholder approval and any other notices required to be delivered to stockholders in accordance with the applicable provisions and rules of the federal securities laws and the DGCL shall be accurate and complete in all material respects as of the date of its delivery to the stockholders of the Company. Without limiting the foregoing, each party hereby covenants and agrees with the other that the information to be supplied by such party for inclusion in the Placement Memorandum/Proxy Statement shall not, on the date the Placement Memorandum/Proxy

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Statement is first distributed to Company Stockholders, and as of date of the Company Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Placement Memorandum/Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Company Stockholder Meeting which has become false or misleading.

4.4 CERTAIN FILINGS

Each party shall cooperate with the other party with respect to all filings with Governmental Authorities that are required to be made by the Company to carry out the transactions contemplated by this Agreement. The Company shall assist Parent and the Merger Sub in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required or which Parent may reasonably request in connection with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, if the Merger and the transactions contemplated hereby are subject to the HSR Act, the parties hereto shall promptly and in good faith file or cause to be filed the appropriate notifications with respect to the Merger and such transactions, respond to any requests for additional information and documents and provide the necessary information and make the necessary filings under the HSR Act (“Antitrust Filings”). Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its Antitrust Filings and, if requested, to promptly amend or furnish additional information thereunder. Each party shall use its commercially reasonable efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Authority in connection with the transactions contemplated by this Agreement and the material communications between such party and such Governmental Authority. Each party shall without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Authority, (3) not participate in any meeting or have any communication with any such Governmental Authority unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate therein, (4) furnish the other with copies of all filings and communications between it and any such Governmental Authority with respect to the transactions contemplated by this Agreement, and (5) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Such materials and the information contained therein shall be given only to the outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers, or directors of their client

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unless express permission is obtained in advance from the disclosing party or its legal counsel. Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable antitrust clearance, approval or waiver from a Governmental Authority with respect to the transactions contemplated by this Agreement.

4.5 NOTIFICATION OF CERTAIN MATTERS

(a) Between the date hereof and the Closing Date, the Company shall promptly notify Parent of: (i) the occurrence or non-occurrence of any fact or event of which the Company has knowledge which would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time; and (ii) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of the Company, or the right of Parent and the Merger Sub to rely thereon, or the conditions to the obligations of Parent, or the remedies available hereunder to Parent. The Company shall give prompt notice to Parent of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

(b) Between the date hereof and the Closing Date, Parent shall promptly notify the Company of: (i) the occurrence or non-occurrence of any fact or event of which Parent or the Merger Sub has knowledge which would be reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time and (ii) any failure of Parent to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Parent, or the right of the Company to rely thereon, or the conditions to the obligations of the Company, or the remedies available hereunder to the Company. Parent shall give prompt notice to the Company of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

4.6 NO SOLICITATION

(a) The Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person: (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal; or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the approval of the Company’s Stockholders of this Agreement, and the Merger or the transactions contemplated by

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this Agreement, the Company may, in response to a Company Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 4.6(a), (i) if, and only if, and only for so long as, this Agreement has not been previously filed by the Parent with the SEC, request from the person making such a Company Takeover Proposal such information as may be reasonably necessary for the Board of Directors to inform themselves as to the material terms of such Company Takeover Proposal for the sole purpose of determining whether such Company Takeover Proposal is reasonably likely to lead to a Company Superior Proposal, and subject to the execution of a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement), the Company may provide a copy of this Agreement to the person making the Company Takeover Proposal; provided, however, that upon receipt of such information requested from the person making such a Company Takeover Proposal, the Company shall not be permitted to engage in any further communications with any such person except to the extent permitted by this Section 4.6; and (ii) if the Board of Directors determines in good faith, after consultation with a financial advisor of national reputation, that such Company Takeover Proposal is reasonably likely to lead to a Company Superior Proposal, and subject to providing prior written notice of its decision to take such action to Parent pursuant to paragraph (c) below, (A) furnish information with respect to the Company to the person making such Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreements) and (B) participate in discussions or negotiations regarding such Company Takeover Proposal (the actions in this clause (ii), a “Company Takeover Response”).

(b) Except as expressly permitted by this Section 4.6, neither the Company nor the Board of Directors shall: (i) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (ii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement referred to in Section 4.6(a)) (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the approval of the Company Stockholders of this Agreement, the Merger and the transactions contemplated by this Agreement, the Board of Directors, to the extent that it determines in good faith, after consultation with its outside counsel, that the failure to take such action could reasonably be expected to result in a breach of its fiduciary duties to the Company Stockholders under applicable law, may (subject to this and the following sentences) recommend any Company Superior Proposal, but only at a time that is after the fifth business day following Parent’s receipt of written notice advising Parent that the Board of Directors is prepared to recommend a Company Superior Proposal, specifying the terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal. During this five business day period, Parent may make, and in such event the Company shall consider in good faith, a counterproposal to such Company Superior Proposal, and, subject to the fiduciary duties of the Board of Directors, the Company shall itself and shall cause its financial and legal advisors to negotiate on its behalf with Parent with respect to the terms and conditions of such counterproposal for a reasonable period of time given the terms and conditions of such counterproposal and such Company Superior Proposal. In addition, the Board

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of Directors shall have a period of at least three business days prior to the Company Stockholders Meeting to recommend a Company Superior Proposal and the Company may postpone the Company’s Stockholders Meeting for an additional time period so as to provide such three business days. In the event the Company Stockholders Meeting is postponed to comply with the additional time periods set forth in the preceding sentence, the Outside Closing Date shall be extended for such additional time period.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.6, the Company shall promptly, but in any event no more than twenty-four (24) hours, advise Parent orally and in writing of any request for information (including any request for information in compliance with Section 4.6(a)), that could reasonably be expected to result in a Company Takeover Proposal or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. The Company will keep Parent reasonably informed on a current basis of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

(d) Nothing contained in this Section 4.6 shall prohibit the Company or its Board of Directors from making any disclosure to the stockholders of the Company required by applicable Law.

4.7 EMPLOYEE MATTERS

(a) Employee Benefits and Compensation. Parent shall cause the Surviving Corporation to adopt and/or continue all Employee Benefit Plans of the Company identified in Section 2.18 of the Company Disclosure Schedule as of the Closing Date; provided, however, Surviving Corporation shall retain the sole discretion to amend, restate, merge or terminate any such Employee Benefit Plan at any time after the Closing to the extent permitted by applicable Law; further provided that if Parent elects to amend, restate, merge or terminate any or all of such Employee Benefit Plans it shall, at a minimum, continue to provide employees of Company who become employees of the Surviving Corporation after the Closing Date (each, a “Company Employee”) benefits which in the aggregate are equivalent to those provided to similarly situated employees of Parent or a combination of such benefits and those available under Company’s Employee Benefit Plans. Certain bonuses of existing employees of the Company, which are set forth on Section 4.7 of the Company Disclosure Schedules, shall be dealt with in the manner set forth on Section 4.7 of the Company Disclosure Schedule.

(b) For purposes of eligibility, vesting and, except with respect to any pension benefit plan or retiree medical plan, calculation of benefits (except to the extent crediting such service would result in the duplication of benefits) under each employee benefit plan, program or arrangement of Parent, or the Surviving Corporation in which a Company Employee participates, Parent shall grant, or shall cause the Surviving Corporation to grant, each such employee with credit for all service with Company to the extent permitted by law. Prior to the Effective Time, the Company shall make payments to each employee for any accrued vacation pay that such employee may be entitled to under the Company’s existing vacation pay policy as set forth in Section 4.7(b) to the Company Disclosure Schedule, it being understood that from

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and after the Effective Time, all employees shall be subject to the terms and conditions of Parent’s vacation policies (including limitations on the carry-over of vacation pay) as it may be amended from time to time.

(c) With respect to any welfare plan maintained by Parent in which Company Employees are eligible to participate after the Closing, Parent shall, to the extent permitted under the applicable plans and as permitted by law (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Parent or its Affiliate prior to the Closing and (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d) It is expressly agreed that the provisions of this Section 4.7 are not intended to be for the benefit of or otherwise enforceable by any third Person, including, without limitation, any employee of the Company, or any collective bargaining unit or employee organization. Without limiting the foregoing, nothing contained in this Agreement shall create or imply any obligation on the part of Parent or the Surviving Corporation to provide any continuing employment right to any individual on or after the Effective Time.

4.8 ACCESS TO INFORMATION; CONFIDENTIALITY

Upon reasonable written notice, each party shall permit representatives of the other to have access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the other party) to all premises, properties, financial and accounting records, Contracts, other records and documents, and personnel of or pertaining to such party, all in accordance with the terms of the Confidentiality Agreements; provided that the representatives of the Company may have the access to Parent permitted hereunder only in order to conduct customary due diligence regarding the completeness of Parent SEC Reports, the subject matter of Parent’s representations and warranties under Article 3, and the other information set forth herein as the Company may reasonably request. No investigation or examination by either party shall diminish, obviate or constitute a waiver of the enforcement of any of the representations, warranties, covenants or agreements of the other party under this Agreement.

4.9 COMMERCIALLY REASONABLE EFFORTS; FURTHER ACTION

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents, authorizations and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. Notwithstanding the foregoing, or anything else in this Agreement, nothing in this Agreement shall require the Company to agree to or execute any material changes to any

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contracts or agreements in order to obtain third party consents to the transactions contemplated by this Agreement, except in the case where such material change shall only be effective upon the Closing.

(b) Notwithstanding any provision of this Agreement to the contrary, Parent shall not be obligated to divest, abandon, license, dispose of, hold separate or take similar action with respect to any material portion of the business, assets or properties (tangible or intangible) of Parent, any of its Subsidiaries or the Company in connection with seeking to obtain or obtaining any waiver, consent, authorization or approval of any Person associated with the consummation of the transactions contemplated hereby or otherwise.

(c) If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the Stockholder Representative and the officers and directors of the Company and the Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

4.10 PROXY STATEMENT; PARENT STOCKHOLDER MEETING.

(a) If, after the date of this Agreement and prior to Closing, the closing stock price of Parent’s Common Stock as quoted on the Nasdaq National Market reaches a price that could reasonably be expected to result in the number of Merger Shares to be issued by Parent in the Merger to be equal to a number that would require Parent’s stockholders to approve this Agreement and the Merger under applicable Law or rules of the Nasdaq National Market, Parent shall promptly notify the Company of such requirement. As promptly as practical after such notification, Parent shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Parent in connection with the meeting of Parent’s stockholders to consider this Agreement and the transactions contemplated thereby (the “Parent Stockholder Meeting”). The Company shall promptly provide Parent with any required information about the Company or the Company Stockholders as may be reasonably requested by Parent for inclusion in the Proxy Statement. Parent will promptly respond to any comments of the SEC and will use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as practicable after such filing, but no filing of, or amendment or supplement to, the Proxy Statement will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. Parent will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC. Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for supplements to the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 4.10 to comply in all material respects with all applicable requirements of law and the rules and

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regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in a supplement to the Proxy Statement, Parent will promptly inform the Company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, such supplement.

(b) The Company hereby covenants and agrees that (i) the information to be supplied by the Company for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Parent, at the time of Parent Stockholder Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Parent Stockholder Meeting which has become false or misleading; and (ii) if at any time prior to the Closing any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Buyer.

(c) Parent hereby covenants and agrees that (i) the information (except for information to be supplied by the Company for inclusion in the Proxy Statement, as to which Parent makes no representation) in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to stockholders of Parent, at the time of Parent Stockholder Meeting and at the Closing, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for Parent Stockholder Meeting which has become false or misleading, and (ii) if at any time prior to the Closing any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

4.11 FINANCIAL INFORMATION AND ACCOUNTANTS CONSENTS

(a) Prior to the Closing, the Company shall (i) provide such information, assistance and cooperation as Parent may reasonably request in connection with any offering, financing or Parent filings under the Exchange Act, in connection with the transactions contemplated hereby, including, without limitation, assisting with the preparation of information packages, Rule 144A offering memoranda, prospectuses and registration statements filed under the Securities Act and reports under the Securities Act (the “Public Filings”), (ii) use commercially reasonable efforts to cause the officers of the Company to execute any reasonably necessary officers’ certificates or management representation letters to the Company’s accountants to issue unqualified reports with respect to the financial statements to be included in any Public Filings, (iii) upon reasonable prior notice and without undue disruption to the Company’s business, use commercially reasonable efforts to make senior management and other representatives of the Company available to participate in the preparation of any Public Filings or related materials and (iv) request from the present and former independent accountants of the Company that they

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(A) cooperate with and assist Parent in preparing financial statements with respect to the Company for inclusion by Parent in the Public Filings, including in compliance with the applicable provisions of Regulation S-X, Form 8-K, Form S-3 and Form S-4, (B) participate in drafting sessions related to the preparation of the Public Filings, (C) make work papers available to Parent and their respective representatives (subject to Parent entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (D) deliver “comfort-letters” in customary form in connection with any offering or financing, and (E) deliver consents to the inclusion of financial statements required in connection with any Public Filing.

(b) Without limiting the foregoing, on or before twenty (20) business days prior to the Closing, the Company shall have delivered to Parent historical financial statements and any other financial information with respect to the Company required by Item 9.01 of Form 8-K and Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K including information required in order for Parent to prepare the pro forma financial information required by Item 9.01 of Form 8-K.

(c) Without limiting the foregoing, on or before the Closing Date, if Parent determines in good faith that the Merger Shares can be issued in accordance with Regulation D, and subject to the terms and conditions of the Registration Rights Agreement in substantially the form attached hereto as Exhibit J (the “Registration Rights Agreement”), as applicable, the Company shall provide or cause to be delivered to Parent letters and consents of the Company’s Accountants in connection with Parent’s Registration Statement on Form S-3 in a form reasonably satisfactory to Parent and customary in scope and substance for letters and consents delivered by independent public accountants in connection with resale registration statements filed on Form S-3, and such other information, including selling stockholder, financial and other information, as required under the Registration Rights Agreement and as Parent may reasonably require in connection with Parent’s Registration Statement on Form S-3.

(d) Without limiting the foregoing, not later than 40 days after the completion of each fiscal quarter of the Company that occurs during the period from the date of this Agreement through the Closing Date, the Company shall deliver to Parent quarterly financial statements for the Company , together with notes, in a form that substantially complies with the requirements for financial statements included in Quarterly Reports on Form 10-Q filed under the Exchange Act, for the Company, which financial statements shall include a balance sheet, statement of operations and statement of cash flows.

(e) The Company hereby covenants and agrees that the financial statements to be provided pursuant to this Section 4.11 shall: (i) be prepared from the books and records of the Company in accordance with US GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein); (ii) be complete and correct in all material respects; and (iii) fairly present in all material respects the financial position and the results of operations of the Company (on a consolidated basis) as of the dates and during the periods indicated therein; provided, however, that the unaudited financial statements may subject to normal year-end adjustments and may exclude complete footnotes.

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4.12 STOCKHOLDER DOCUMENTS

(a) The Company shall use its commercially reasonable efforts to obtain and deliver the following to Parent as soon as practicable after the date hereof (each in form and substance satisfactory to Parent in its sole discretion):

(i) A questionnaire to be executed by each Stockholder and each Eligible Company Derivative Security Holder substantially in the form attached hereto as Exhibit K (each a “Company Stockholder Questionnaire”); and

(ii) With respect to each Stockholder and each Eligible Company Derivative Security Holder who will receive Merger Shares reasonably deemed by Parent not to be an “Accredited Investor” as defined in Rule 501 of Regulation D, (x) written certification from such stockholder that such stockholder has such knowledge and experience in business and financial matters that such stockholder is capable of evaluating the merits and risks of a prospective investment in Parent Common Stock (within the meaning of Rule 506 of Regulation D) (each a “Sophistication Certification”) or (y) written agreement from such stockholder regarding the representation of such stockholder in connection with this Agreement and the transactions contemplated hereby by a purchaser representative acceptable to Parent in its reasonable discretion, together with such other representations and agreements pursuant to the provisions of Regulation D as Parent shall reasonably request.

4.13 REGULATION D

The parties shall use commercially reasonable efforts to cause the Merger Shares to be issued in accordance with the applicable provisions of Regulation D, shall cooperate in all filings required pursuant to Regulation D and shall not knowingly take or omit to taken any action which action or failure would jeopardize the issuance of the Merger Shares in accordance with Regulation D.

4.14 PARACHUTE PAYMENTS

Prior to the Closing, the Company shall use commercially reasonable efforts: (i) to take such steps necessary to secure from each of the persons who is a “disqualified individual” under Section 280G(c) of the Code (a “280G Person”) and who has a right to any severance payments, accelerated vesting and payment of options and other payments, some or all of which would be deemed to constitute “excess parachute payments” under Section 280G of the Code (the “Potential 280G Payments”), a waiver of such 280G Person’s rights to some or all of the potential 280G benefits (the “Waived Benefits”) so that all remaining Potential 280G Payments applicable to such Person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and subject to the imposition of additional tax under Section 4999 of the Code; (ii) seek approval of the Company’s Stockholders of payment of the Potential 280G Payments in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 (the “Shareholder Approval”) of (x) the Waived Benefits, and (y) any other Potential 280G Payments that do not constitute a binding obligation of the Company as of the date hereof or that are binding obligations of the Company as of the

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date hereof subject to the receipt of shareholder approval (the “New Benefits”). In addition, the Company shall deliver to Parent, prior to seeking such stockholder approval, drafts of materials relating to such stockholder approval, for Parent review and comment, in order to ensure Parent is reasonably satisfied that the stockholder approval of the Waived Benefits and New Benefits will be solicited in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1.

ARTICLE 5. ADDITIONAL COVENANTS OF PARENT

Parent hereby covenants and agrees as follows:

5.1 CERTAIN FILINGS

Parent and the Merger Sub will make or cause to be made all filings with Governmental Authorities that are required to be made by Parent or the Merger Sub to carry out the transactions contemplated by this Agreement.

5.2 LISTING OF MERGER SHARES

Parent shall use its commercially reasonable efforts to cause the Merger Shares to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

5.3 REGISTRATION OF MERGER SHARES ON FORM S-3 OR FORM S-4

(a) Subject to subparagraph (b) below, if Parent determines in good faith that the Merger Shares can be issued in accordance with the applicable provisions of Regulation D, and provided that the Company has provided Parent with any required financial and selling stockholder information and the Company’s present and former independent accountants have provided or made arrangements to provide any necessary letters and consents as provided in Section 4.11 hereof and subject to the terms of the Registration Rights Agreement, prior to the Closing, Parent shall file with the SEC a Registration Statement on Form S-3 (the “Registration Statement”) for resale of all of the Merger Shares to be made on a continuous basis pursuant to Rule 415 of the Securities Act. Unless otherwise required by law and applicable rules and regulations of the SEC, the Registration Statement, which to the extent permitted by the rules and regulations of the SEC, will become effective upon its filing with the SEC. Parent shall not be deemed to be in breach of this Agreement in the event that the Registration Statement does not become effective due to the failure of the Company or the Company Stockholders to timely provide or cause to be provided any required financial or selling stockholder information and any independent accountants letters or consents as provided in Section 4.11 hereof required for inclusion in the Registration Statement on Form S-3. The registration rights and obligations of the selling stockholders are set forth in the Registration Rights Agreement.

(b) If, despite the parties use of commercially reasonable efforts pursuant to Section 4.13 hereof, Parent determines in good faith that the Merger Shares cannot be issued in accordance with the applicable provisions of Regulation D, the parties hereto agree to take all steps reasonably necessary, utilize all commercially reasonable efforts and cooperate with one

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another to have the issuance of the Merger Shares be issued in the Merger registered with the SEC on Form S-4 or a successor registration form (the “S-4 Registration Statement”) by filing with the SEC as promptly as practicable after the decision to utilize the Registration Statement is made, the S-4 Registration Statement with respect to the Merger Shares. Each of Parent and the Company will use all commercially reasonable efforts to respond to any SEC comments on the S-4 Registration Statement. Each of Parent and the Company will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the S-4 Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the S-4 Registration Statement or the Merger and (ii) all orders of the SEC or the staff of the SEC relating to the S-4 Registration Statement. As promptly as practicable after comments are received from the SEC, Parent shall file with the SEC an amendment to the S-4 Registration Statement and Parent and the Company shall use all commercially reasonable efforts to cause the S-4 Registration Statement to become effective as promptly as practicable thereafter. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the S-4 Registration Statement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. Parent will cause all documents that it is responsible for filing with the SEC under this Section 5.3 to comply in all material respects with all applicable requirements of Federal securities laws and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the S-4 Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly inform the Company of such occurrence and cooperate in promptly filing with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or supplement to the S-4 Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly inform Parent.

(c) Following the receipt of the Stockholder Questionnaires and such other information required to be delivered to Parent in accordance with Section 4.12, in good faith consultation with the Company and its counsel, Parent and its counsel shall make the determination whether to proceed with the transactions contemplated by this Agreement either (i) pursuant to Regulation D or (ii) with the filing an S-4 Registration Statement as soon as reasonably practicable.

5.4 INDEMNIFICATION AND INSURANCE

(a) Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former directors and officers

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of the Company (the “Company Indemnified Directors and Officers”) as provided in the Organizational Documents of the Company, or written agreements with the Company, including but not limited to, those attached to Section 5.4 of the Company Disclosure Schedule and such additional provisions set forth on Section 5.4 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms and be guaranteed by Parent for a period of six years from the Effective Time notwithstanding anything to the contrary in the Organizational Documents of the Surviving Corporation.

(b) From the Effective Time until the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Company Indemnified Directors and Officers with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Company D&O Policy”); provided, however, that the Parent may substitute for the Company Existing D&O Policy a policy or policies of comparable coverage.

(c) The performance by Parent of its obligations under this Section 5.4 shall not limit or prejudice its rights to assert a claim or claims under Article 8 hereof, regardless whether such claim or claims arise out of the same factual circumstances constituting the claim or claims under this Section 5.4, and no Company Stockholder shall be excused from his obligations under Article 8 by virtue of the fact that the item constituting Parent’s claim thereunder might also constitute the basis for a proper claim by such Company Stockholder under this Section 5.4 in such Company Stockholder’s capacity as a former officer or director of the Company.

(d) This Section 5.4 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the current officers and directors of the Company, and will be binding on all successors and assigns of Parent and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 5.4 and the Organizational Documents of the Surviving Corporation.

(e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 5.4.

5.5 INTERIM OPERATIONS OF MERGER SUB

Except as is reasonably necessary to consummate the transactions contemplated hereby, after the date hereof and prior to the Closing Date, each of Parent and Merger Sub covenant and agree that Merger Sub shall not own any assets, engage in any business activities or conduct any operations.

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ARTICLE 6. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and the Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

6.1 REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Company contained in this Agreement or any certificate delivered pursuant hereto shall be true and correct in all respects except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or material adverse effect” set forth therein) individually or in the aggregate, has not had a Company Material Adverse Effect as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be true and correct in all respects except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, has not had a Company Material Adverse Effect (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date).

6.2 PERFORMANCE OF COVENANTS

The Company shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

6.3 DISSENTING STOCKHOLDERS

Company Stockholders holding not more than 5% of the Company’s Capital Stock shall have asserted their appraisal rights pursuant to Section 262 of the DGCL.

6.4 COMPANY STOCKHOLDER APPROVAL

This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by Company Stockholders in accordance with the DGCL.

6.5 COMPANY MATERIAL ADVERSE EFFECT

Since the date of this Agreement, there shall have been no event, change, effect, development or occurrence that, individually, or in the aggregate, has had a Company Material Adverse Effect.

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6.6 UPDATED CERTIFICATE

Parent and Merger Sub shall have received a certificate or certificates, dated the Closing Date, signed by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company certifying as to the satisfaction of the matters set forth in Sections 6.1 and 6.2.

6.7 PARENT STOCKHOLDER APPROVAL

If required by the rules of the Nasdaq Stock Market, this issuance of the Merger Shares pursuant to this Agreement shall have been duly approved by Parent’s stockholders in accordance with the DGCL.

6.8 NO INJUNCTIONS OR RESTRAINTS

There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated or which prevents or prohibits consummation of the Merger or any transactions contemplated by this Agreement; provided, however, that prior to invoking this condition each party shall use its commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

6.9 APPROVALS AND CONSENTS

All material waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company listed on Section 6.9 of the Company Disclosure Schedule and any other waivers, approvals, authorizations, Orders or filings the failure of which to obtain or make could reasonably be expected to have a Company Material Adverse Effect for the authorization, execution and delivery of this Agreement, the consummation of the transactions contemplated hereby by Company shall have been obtained and made. In addition, the applicable waiting period under the HSR Act shall have been terminated or shall have expired.

6.10 NASDAQ LISTING

If Merger Shares are issued as part of the Aggregate Closing Merger Consideration, the Merger Shares shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

6.11 OPINION OF COUNSEL

The Company shall have delivered to Parent and Merger Sub, an opinion of Skadden Arps Slate Meagher & Flom LLP, special counsel to the Company, dated the Closing Date and addressed to Parent and Merger Sub, with respect to the matters set forth on Exhibit L.

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6.12 ESCROW AGREEMENT

The Company and the Stockholder Representative shall have been executed and delivered the Escrow Agreement to Parent.

6.13 REGISTRATION RIGHTS AGREEMENT

If the issuance of the Merger Shares is not registered on an S-4 Registration Statement, the Stockholder Representative shall have executed and delivered to Parent the Registration Rights Agreement.

6.14 SECURITIES LAW COMPLIANCE

Parent shall have received information and documentation reasonably satisfactory to Parent and its counsel that the Merger Shares can be issued in compliance with Regulation D of the Securities Act, or if such Merger Shares cannot be issued in compliance with Regulation D, then the S-4 Registration Statement contemplated by Section 5.3(b) shall have been declared effective by the SEC and no stop order (or similar action) suspending the effectiveness of the S-4 Registration Statement shall have been issued by the SEC, as applicable. If the Merger Shares are registered on the S-4 Registration Statement, Parent shall have received customary affiliate agreements from each affiliate of the Company acknowledging and agreeing to the restrictions on resale of the Merger Shares to be issued to them under Rule 145 promulgated under the Securities Act.

6.15 FINANCIAL STATEMENTS

Parent shall have received the financial statements and accountants consents required by Section 4.11 of this Agreement.

6.16 CAPITALIZATION CERTIFICATE

The Company shall have delivered to Parent and Merger Sub a certificate that sets forth (i) the information required to be set forth on Section 2.3 of the Company Disclosure Schedule, updated to reflect capitalization as of immediately prior to the Effective Time (giving effect to any conversion of shares of Eligible Derivative Securities), and (ii) the fully-diluted Common Stock number and the calculation thereof (the “Capitalization Certificate”), which Capitalization Certificate shall be deemed to be representations and warranties of the Company hereunder.

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

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7.1 REPRESENTATIONS AND WARRANTIES

The representations and warranties of Parent contained in this Agreement or in any certificate delivered pursuant hereto shall be true and correct in all respects except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, has not had a Parent Material Adverse Effect as of the as of the date when made and shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be true and correct in all respects except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), individually or in the aggregate, has not had a Parent Material Adverse Effect (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date).

7.2 PERFORMANCE OF COVENANTS

Parent and the Merger Sub shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

7.3 UPDATED CERTIFICATE

The Company shall have received a certificate or certificates, dated the Closing Date, signed by the Chief Executive Officer and Treasurer of Parent and Merger Sub certifying as to the satisfaction of the matters set forth in Sections 7.1 through 7.2.

7.4 COMPANY STOCKHOLDER APPROVAL

This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by Company Stockholders in accordance with the DGCL

7.5 PARENT STOCKHOLDER APPROVAL

If required by the rules of the Nasdaq Stock Market, the issuance of the Merger Shares pursuant to this Agreement shall have been duly approved by Parent’s stockholders in accordance with the DGCL.

7.6 NO INJUNCTIONS OR RESTRAINTS

There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated or which prevents or prohibits consummation of the Merger or any transactions contemplated by this Agreement; provided, however, that prior to invoking this condition each party shall use its commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

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7.7 GOVERNMENTAL FILINGS AND CONSENTS

All governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not, individually or in the aggregate, reasonably be expected to be material, and the waiting period under the HSR Act shall have expired or been terminated.

7.8 REGISTRATION STATEMENT

The Registration Statement on either Form S-3 or Form S-4 as contemplated by Section 5.3 hereof shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

7.9 NASDAQ LISTING

If Merger Shares are issued as part of the Aggregate Closing Merger Consideration, the Merger Shares shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

7.10 OPINION OF COUNSEL

Parent and the Merger Sub shall have delivered to the Company an opinion of Brown Rudnick Berlack Israels LLP, counsel for Parent and the Merger Sub, dated the Closing Date and addressed to the Company, in the form attached hereto as Exhibit M.

7.11 ESCROW AGREEMENT

Parent shall have executed and delivered the Escrow Agreement to the Company and the Stockholder Representative.

7.12 REGISTRATION RIGHTS AGREEMENT

If the issuance of the Merger Shares is not registered on a S-4 Registration Statement, Parent shall have executed and delivered to the Company and the Stockholder Representative the Registration Rights Agreement.

ARTICLE 8. SURVIVAL; INDEMNIFICATION

8.1 SURVIVAL

Except for the representations and warranties made by Parent in Sections 3.10 and 3.11, which shall not survive beyond the Effective Time, the representation and warranties of each of the Company, Parent and Merger Sub in this Agreement, and the covenants and agreements to be performed by the Company, Parent or Merger Sub prior to the Effective Time, shall survive the Closing until the First Year Deferred Payment Date, after which time claims for indemnity pursuant to this Article 8 may no longer be made, except as otherwise provided in Section 8.2

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hereof. Notwithstanding the preceding sentence, any claim for indemnification regarding any covenant, agreement, representation or warranty sought under Section 8.2 shall survive the time at which such covenant, agreement, representation or warranty shall terminate pursuant to the preceding sentence, if notice of such claim for indemnification shall have been given pursuant to the provisions of this Article 8 on or prior to the First Year Deferred Payment Date; provided, however, that a party may bring a claim for intentional fraud on or prior to the Second Year Deferred Payment Date subject to the provisions of Article 8. The covenants, agreements, representations and warranties of the Company, Merger Sub and Parent and the rights and remedies that may be exercised by any Indemnified Person shall not be limited, diminished or otherwise affected by or as a result of any information that may have been provided, any investigation or examination that may have or be made by, or any knowledge of, any Indemnified Person or any other party on behalf of any Indemnified Person, except as otherwise contemplated herein. Any covenants or agreements contained in this Agreement that contemplate performance after the Effective Time shall survive the Effective Time until the expiration of the applicable statute of limitations.

8.2 INDEMNIFICATION

(a) Indemnification by the Company Stockholders and Eligible Company Derivative Security Holders

(i) Subject to the limitations set forth in Section 8.2(c) below, each Company Stockholder and each Eligible Company Derivative Security Holder, jointly and severally, shall defend, indemnify and hold harmless Parent’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(A) resulting from or arising out of any breach of any of the representations or warranties, or covenants or agreements to be performed by the Company prior to the Effective Time, made by the Company in or pursuant to this Agreement;

(B) resulting from or arising out of the Company’s intentional fraud; or

(C) resulting from any adjustments to the Aggregate Merger Consideration pursuant to the terms of this Agreement or any breach of any representations or warranties contained in the Capitalization Certificate or Section 2.3 that were not properly taken into account as an adjustment to the Aggregate Merger Consideration or the calculation of the conversion ratios pursuant to Exhibit C or as otherwise provided for in the last sentence of Section 1.8(c)(i) of this Agreement.

(b) Indemnification by Parent

(i) Subject to the limitations set forth in Section 8.2(c) below, Parent shall defend, indemnify and hold harmless the Company’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(A) resulting from or arising out of any breach of any of the representations or warranties, covenants or agreements (other than for a breach of Section

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1.8(d)(vi)(B), which is dealt with in subparagraph (B) below, or breach of Sections 3.10 and 3.11 for which there shall be no indemnification), made by Parent or Merger Sub, in or pursuant to this Agreement ;

(B) resulting from or arising out of a material breach of any provision of Section 1.8(d)(vi)(B); or

(C) resulting from or arising out of Parent’s or Merger Sub’s intentional fraud.

(c) Limitations and Conditions on Indemnification

(i) The rights to indemnification under Sections 8.2(a) and 8.2(b) are subject to the following limitations and conditions:

(A) Neither the Company Stockholders nor the Eligible Company Derivative Security Holders nor Parent shall have any indemnification liability under Sections 8.2(a) or 8.2(b), respectively, unless one or more of Indemnified Persons gives written notice to the Stockholder Representative (in the case of an indemnification claim asserted by a Parent Indemnified Person) or Parent (in the case of an indemnification claim asserted by a Company Indemnified Person) asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, on or before the First Year Deferred Payment Date, except that claims for intentional fraud may be made on or prior to the Second Year Deferred Payment Date.

(B) Indemnification for claims under Section 8.2(a)(i)(A) shall be payable only if and to the extent the aggregate amount of all such claims exceeds $1,000,000 (the “Company Deductible”). The Company Deductible shall not apply to Losses that may be recovered under Section 8.2(a)(i)(B) or Section 8.2(a)(i)(C).

(C) Except in the case of a claim for the Company’s intentional fraud under Section 8.2(a)(i)(B), (i) the maximum aggregate amount of Losses that may be recovered under this Article 8 from the Company Stockholders and Eligible Company Derivative Security Holders shall not exceed the amount of the Escrowed Merger Consideration (as it may be increased by the Deferred Payment Escrow Amount) including any earnings thereon then held by the Escrow Agent (the “Escrow Fund”); (ii) any such Losses shall be satisfied solely and exclusively from the Escrow Fund by reducing the amounts that would otherwise become payable to the Company Stockholders and the Eligible Company Derivative Security Holders under the Escrow Agreement, and (iii) no other recourse shall be sought or initiated with respect thereto.

(D) With respect to a claim for the Company’s intentional fraud under Section 8.2(a)(i)(B), (i) the amount of such Losses shall be first satisfied solely and exclusively from the Escrow Fund by reducing the amounts that would otherwise become payable to the Company Stockholders and the Eligible Company Derivative Security Holders under the Escrow Agreement, (ii) in the event that the Escrow Fund is insufficient to satisfy such Losses for claims brought on or before the First Year Deferred Payment Date, in no event shall the maximum

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liability of a Company Stockholder or Eligible Company Derivative Security Holders for any Losses under this Article 8 or otherwise exceed the Aggregate Merger Consideration actually received by such Person, and (iii) for claims for Losses brought after the First Year Deferred Payment Date and on or before the Second Year Deferred Payment Date, in no event shall the maximum liability of a Company Stockholder or Eligible Company Derivative Security Holder for any Losses exceed such Person’s allocable portion of the Escrow Fund and no other recourse shall be sought or initiated with respect thereto. To the extent any Parent Indemnified Person recovers any Losses from any Company Stockholder or Eligible Company Derivative Security Holder for intentional fraud of the Company, such Company Stockholder or Eligible Company Derivative Security Holder shall be entitled to contribution from the other Company Stockholders and Eligible Company Derivative Security Holders.

(E) Indemnification for claims under Section 8.2(b)(i)(A) shall be payable by Parent only if and to the extent the aggregate amount of all such claims exceeds an amount equal to $1,000,000 (the “Parent Deductible”). The Parent Deductible shall not apply to Losses that may be recovered under Section 8.2(b)(i)(B) or Section 8.2(b)(i)(C). Parent’s liability for indemnification under Section 8.2(b)(i)(A) shall not exceed the lesser of (1) $24,000,000 or (2) $12,000,000 plus the aggregate amount of the First Year Deferred Payment. Indemnification for Losses that may be recovered for claims under Section 8.2(b)(i)(B) shall be payable by Parent up to an amount not to exceed $40,000,000 less the aggregate amount of any Deferred Payments (which shall include any Deferred Payment Escrow Amounts) paid. Notwithstanding anything herein to the contrary, no claims for indemnification under Section 8.2(b)(i)(B) may be brought until after the end of the Second Measurement Period.

8.3 DEFENSE OF THIRD PARTY

(a) Any person who believes he, she or it may be an Indemnified Person will give notice to the Stockholder Representative (in the case of a Parent Indemnified Person) or Parent (in the case of a Company Indemnified Person) of any Third Party Action. The omission to give such notice to the Stockholder Representative or Parent (as the case may be) will not relieve the Indemnifying Person of any liability hereunder unless he or it was prejudiced thereby, nor will it relieve such Indemnifying Person of any liability which he or it may have other than under Section 8.2.

(b) Upon receipt of a notice of a Third Party Action by the Stockholder Representative or Parent, the Indemnifying Person shall have the right, at his or its option and at his or its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in Section 8.3(c). The Indemnifying Person shall provide the Indemnified Person reasonable access to his or its records and personnel relating to any Third Party Claim during normal business hours and shall otherwise cooperate with the Indemnified Person in the defense or settlement thereof.

(c) By written notice within thirty (30) days after receipt of a notice of a Third Party Action by the Stockholder Representative or Parent, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to

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the Indemnified Person; provided, however, that the Indemnifying Person agrees: (x) to promptly indemnify the Indemnified Person for his or its reasonable expenses to date; and (y) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment against the Indemnified Person except with the consent of the Indemnified Person.

(d) Upon assumption of control of the defense of a Third Party Action under Section 8.3(c) above the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense of the Third Party Action other than reasonable expenses of investigation, unless: (i) the Indemnified Person has been advised by counsel that (w) representation of the Indemnified Party and the Indemnifying Party by the same counsel presents a conflict of interest under applicable standards of professional conduct, (x) there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Person and in the reasonable judgment of such counsel it is advisable for the Indemnified Party to employ separate counsel, (y) the amount of the Escrowed Merger Consideration is likely to be insufficient to satisfy any Losses resulting from such Third Party Action or (z) the Third Party is seeking injunctive relief that could have a material adverse effect on the business of Parent or the Surviving Corporation if the plaintiff were to prevail, or (ii) the Indemnifying Party shall have failed to prosecute such defense in good faith, in which case the Indemnified Person may retain counsel of its own to participate in the defense.

(e) Subject to the limitations contained in this Article 8, including applicable deductibles and caps set forth herein, and the terms of the Escrow Agreement to the extent applicable, if the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c) and the parties otherwise agree that such Third Party Action is a claim for which Losses are subject to indemnification herein, the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses reasonably incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(f) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate fully with the party that assumed such defense.

8.4 MISCELLANEOUS

(a) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

(b) The gross amount with respect to a claim for indemnification for which an Indemnifying Person may be liable to an Indemnified Person pursuant to this Article 8 shall be reduced by: (x) any insurance proceeds actually recovered by or on behalf of the Indemnified

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Person on account of the indemnifiable Loss; (y) any recoveries actually received by the Indemnified Party from third parties pursuant to indemnification or otherwise with respect thereto (net of cost of recovery); and (z) any tax benefit to such Person attributable to amounts indemnified against. A tax benefit will be considered to be recognized by an Indemnified Party for purposes of this Section 8.4 at the time it reduces the aggregate tax liability of such Indemnified Party.

(c) Following the Effective Time, the indemnification expressly provided in this Article 8 shall be the sole and exclusive remedy for any breach of representation or warranty by the Company or Parent under this Agreement, any breach of any covenant or agreement by the Company in this Agreement or for any fraud or wrongful act by the Company, except to the extent such indemnification is held by a court of competent jurisdiction to be unenforceable. For purposes of this Article 8, the term the “Agreement” shall include any representations or warranties made by or on behalf of a party hereto (or an officer of such party) in any certificate delivered on or before the Closing, which shall for all purposes be deemed to be a representation or warranty under this Agreement. It is further understood and agreed that (i) nothing in this Agreement shall limit any liability of Parent, any Company Stockholder or any Eligible Company Derivative Security Holder set forth in the Registration Rights Agreement, which liability is governed and subject to the provisions contained in such document, or from any breach of any representation, warranty or covenant set forth in any Transaction Document to which it is a party (which, in the case of a Company Stockholder or Eligible Company Derivative Security Holder, is the Letter of Transmittal or Derivative Security Documentation, as applicable) or for such Person’s own intentional fraud or any breach by a Company Stockholder or Eligible Company Derivative Security Holder of the Registration Rights Agreement and subject to the limitations contained therein, and (ii) Parent may offset any payments otherwise required to be made to such Person as a Deferred Payment or a distribution from the Escrow Fund for any such breach or intentional fraud; provided, however, that Parent covenants and agrees that in no event shall the liability of any Company Stockholder or Eligible Company Derivative Security Holder for any such breach or intentional fraud exceed the Aggregate Merger Consideration received by such Person. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Company, the Company Stockholders, the Eligible Company Derivative Security Holders or Parent, after the consummation of the Merger, to rescind this Agreement or any of the transactions contemplated hereby or thereby.

ARTICLE 9. TERMINATION OF AGREEMENT

9.1 TERMINATION

This Agreement may be terminated at any time prior to the Effective Time, (and whether before or after the approval of the Merger by the Company Stockholders):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if: (i) the Merger shall not have been consummated by October 17, 2006, as it may be extended in accordance with Section 4.6(b)

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hereof (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, further, that if the Company provides the requested financial statements and other information after the required time period, the Parent, at its sole option, may extend the Outside Closing Date for an additional day for each day after the required financial statements and other information were required to be delivered under Section 4.11(b); or (ii) any Order or Law entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition to the consummation of the Merger shall be in effect and shall have become final and nonappealable, provided, that the party seeking to terminate this Agreement pursuant to this paragraph (b)(ii) shall have used its commercially reasonable efforts to prevent the entry of and to remove such Order or Law;

(c) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 6.1 or 6.2; and (ii) is incapable of being cured by the Company or is not cured within thirty (30) days of written notice thereof from Parent;

(d) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 7.1 or 7.2; and (ii) is incapable of being cured by Parent or is not cured within thirty (30) days of written notice thereof from the Company;

(e) by Parent, if (i) the Board of Directors shall have recommended to the Company Stockholders any Company Takeover Proposal; (ii) the Board of Directors shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation of this Agreement, the Merger and the transactions contemplated herein to the Company Stockholders; (iii) the Board of Directors shall have failed to include its recommendation of this Agreement, the Merger and the transactions contemplated herein in the Placement Memorandum/Proxy Statement or the S-4 Registration Statement, as applicable; (iv) the Company has entered into a Company Acquisition Agreement; or (v) a tender or exchange offer relating to 15% or more of the shares of the Company Capital Stock shall have been commenced by a Person unaffiliated with the Company, and the Company shall not have published, sent or given to its securityholders, within ten business days after such tender or exchange offer is first published, sent or given and made known to the Company, a statement recommending rejection of such tender or exchange offer;

(f) by (i) Parent if the Company breaches its obligations under Section 4.3 hereof and, if such breach is curable, such breach is not cured within ten (10) business days of written notice thereof from Parent, or (ii) Parent or the Company, if at the Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) the Merger and the transactions contemplated hereby shall not have been approved; or

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(g) by Parent, if the Company engages in any Company Takeover Response pursuant to Section 4.6(a).

9.2 PROCEDURE FOR TERMINATION.

In the event of termination and abandonment of the Merger by Parent or the Company pursuant to this Article 9, written notice thereof shall forthwith be given to the other party.

9.3 EFFECT OF TERMINATION.

(a) In the event of termination of this Agreement in accordance with the provisions of this Article 9, this Agreement shall forthwith become void and no party to this Agreement shall have any liability or further obligation to any other party, except as provided in the Confidentiality Agreement and in this Section 9.3 and in Sections 11.1 and 11.2 of this Agreement, which provisions shall survive such termination, and except that nothing herein shall relieve the Company for any breach under Section 4.6 or relieve any party from liability for any willful breach of any other provision of this Agreement.

(b) In the event of a termination of this Agreement by Parent pursuant to Section 9.1(g), the Company shall pay Parent a fee equal to the amount for all reasonable, actual and documented costs and expenses (including reasonable attorneys’, accountants’, advisors’ and consultants’ fees and expenses) incurred by Parent and the Merger Sub in connection with this Agreement and the transactions contemplated hereby not to exceed $2,500,000.00 (collectively the “Parent Documented Expenses”). Such amount payable to Parent shall be paid, by wire transfer of immediately available funds to an account specified by Parent, on or before ten business days after Parent’s written demand therefor.

(c) In the event of a termination of this Agreement pursuant to Section 9.1(f), the Company shall pay Parent a fee in the amount of $4,000,000.00 (the “Parent Rejection Fee”). Such amount payable to Parent shall be paid, by wire transfer of immediately available funds to an account specified by Parent, on or before two business days after a termination by Parent pursuant to Section 9.1(f) or concurrently with the notice of termination by the Company pursuant to Section 9.1(f). No such termination by the Company shall be effective unless and until the Parent Rejection Fee is so paid.

(d) In the event of a termination of this Agreement by Parent pursuant to Section 9.1(e), then the Company shall pay Parent a fee of $8,000,000.00 (the “Parent Breakup Fee”). Parent Breakup Fee shall be paid to Parent, by wire transfer of immediately available funds to an account specified by Parent, on or before two business days after a termination by Parent pursuant to Section 9.1(e).

(e) If after the date hereof and prior to any termination by Parent or the Company pursuant to Sections 9.1(f) or by Parent pursuant to Section 9.1(g), any Person shall have made a bona fide proposal concerning an Company Takeover Proposal and prior to the twelve (12) months after the termination of this Agreement, the Company, or any Affiliate of the Company, enters into a Company Acquisition Agreement with respect to a Company Takeover Proposal

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(which is later consummated) or consummates a transaction contemplated with respect to a Company Takeover Proposal (in each case substituting “33%” for each reference to “25%” in the definition of Company Takeover Proposal) then concurrently with the consummation of such transaction, the Company shall promptly pay Parent, by wire transfer of immediately available funds to an account specified by Parent, Parent Breakup Fee, less either the Parent Documented Expenses or Parent Rejection Fee previously paid, as applicable.

(f) Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive the applicable payments contemplated by Section 9.3(b)-(e) shall be the exclusive remedy of Parent and the Merger Sub against the Company or any of its stockholders, directors, officers, employees or agents for the loss suffered as a result of the failure of the Merger to be consummated following a termination contemplated by Sections 9.3(b)-(e) and upon payment of any amount specified in Sections 9.3(b)-(d), as applicable, neither the Company nor any of its stockholders, directors, officers, employees or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, provided that the Company shall continue to be required to make the payment provided by Section 9.3(e) to the extent applicable following a termination contemplated by Section 9.3(b) or Section 9.3(c). For the avoidance of doubt, the maximum aggregate liability of the Company under Sections 9.3(b)-(e) shall be $8.0 million.

9.4 RIGHT TO PROCEED.

Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 6 hereof have not been satisfied, Parent shall have the right to waive the satisfaction of any such condition as provided in Article 6 and to proceed with the transactions contemplated hereby. If any of the conditions specified in Article 7 hereof has not been satisfied, the Company shall have the right to waive the satisfaction of any such condition as provided in Article 7 and to proceed with the transactions contemplated hereby.

ARTICLE 10. DEFINITIONS

(a) Defined Terms. As used herein, the terms below shall have the following meanings.

“7% Subordinated Convertible Notes” means those subordinated notes of the Company in the aggregate principal amount of $2,350,000 due December 31, 2008.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of capital stock, by contract, or otherwise.

“Agreement” means this Agreement, including the Schedules and Exhibits hereto.

“Base Balance Sheet Date” shall mean December 31, 2005.

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“Closing Exchange Price” means the arithmetic average (rounded to the nearest five decimal places) of the closing price per share of Parent Common Stock as reported on the Nasdaq National Market for the ten (10) Trading Days ending two Trading Days prior to the Closing Date.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Company Accountants” means KPMG LLP.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Derivative Securities” means any and all outstanding Company Options or warrants to purchase shares of Company Capital Stock or any indebtedness convertible into shares of Company Capital Stock.

“Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, assets, financial condition or results of operations of the Company, other than any events, changes, effects, developments or occurrences resulting from general changes in economic, market (including securities market) regulatory or political conditions, or changes in conditions generally applicable to the industries in which the Company participates, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects the Company, or resulting from the execution or announcement of this Agreement or the transactions contemplated thereby. The parties acknowledge and agree that any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions shall not be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute or may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Option Plans” means the amended 2001 Stock Plan of the Company, and any other equity incentive plan approved by the Company’s Board of Directors and/or stockholders.

“Company Options” means any and all outstanding options to purchase shares of Company Capital Stock.

“Company Preferred Stock” means the Preferred Stock of the Company, consisting of 5,000,000 shares of Preferred Stock, of which 287,488 shares have been designated Series A Redeemable Preferred, 405,200 shares have been designated Series B Convertible Redeemable Preferred, 75,700 shares have been designated Series C Convertible Redeemable Preferred and 750,000 shares have been designated Series D Convertible Redeemable Participating Preferred.

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“Company Stockholders” means the holders of the Company Capital Stock.

“Company Superior Proposal” means any written Company Takeover Proposal for: (a) 90% or more of the Company Capital Stock; or (b) not less than 90% of the assets of the assets of the Company, which Company Takeover Proposal the Board of Directors in good faith believes is reasonably capable of being completed on terms substantially similar to the terms proposed, for consideration consisting of cash and/or securities, and otherwise on terms which the Board of Directors determines in its good faith judgment after consultation with a financial advisor of nationally recognized reputation and considering all relevant factors (including the financial terms and the legal and regulatory factors), would result in a transaction more favorable to the Company Stockholders compared with the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors after consultation with its financial advisor, is reasonably capable of being obtained by such Person.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of a business or assets that constitutes 25% or more of the net revenues, net income or assets of the Company, or 25% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person obtaining beneficially ownership (as defined in Section 13(d) of the Exchange Act) of 25% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Company Capital Stock, other than the transactions contemplated by this Agreement.

“Company Transaction Costs” means the fees and expenses incurred or accrued by the Company, including, without limitation, any broker or investment banking fees, in connection with the authorization, negotiation and execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement.

“Company’s Indemnified Persons” means each of the Company Stockholders and the Eligible Company Derivative Security Holders.

“Confidentiality Agreements” means the Mutual Confidentiality Agreement and Non-Disclosure Agreement, dated August 12, 2003, by and between Parent and the Company.

“Contract” means any agreement, contract, obligation, promise, commitment or undertaking (whether written or oral), other than those that have been terminated, entered into by the Company.

“Conversion Ratio” is defined in Exhibit C hereto.

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“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits (other than ordinary cash compensation) to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company, which are now, or were within the past five years, maintained by the Company, or under which the Company has or could have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, liability, Encumbrance, Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other substance, clinical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air soil, soil, surface water or groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon; (b) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Facilities; or (c) the violation, or alleged violation, of any Environmental Laws, Occupational Safety and Health Laws, Orders or Governmental Permits of or from any Governmental Authority relating to environmental matters connected with the Facilities.

“Environmental Law” means any Law concerning the environment, or activities that might threaten or result in damage to the environment or human health, or any Law that is concerned in whole or in part with the environment and with protecting or improving the quality of the environment and human and employee health and safety and includes, but is not limited to, the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (33 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and any and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

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“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is a member of: (a) a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; or (c) an affiliated service group within the meaning of Section 414(m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law.

“Facilities” means any real property, leaseholds or other interests currently or formerly owned, leased or operated by the Company, or any predecessor in interest and any buildings, plants, structures or equipment (including motor vehicles) currently or formerly owned or operated by the Company, or any predecessor in interest.

“FDA” means the United States Food and Drug Administration.

“Governmental Authority” means any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, state, local, county, city or other political subdivision.

“Governmental Permit” means any license, franchise, permit or other authorization of any Governmental Authority.

“Hazardous Materials” means any substance, material or waste which is defined or regulated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste” or “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law.

“Indemnified Person” means any person entitled to be indemnified under Article 8.

“Indemnifying Person”“ means any person obligated to indemnify another person under Article 8.

“knowledge of the Company” means the knowledge of Jim Pearson, Joseph L. Mark, Michael E. Miller, Richard M. Rella, Jeffrey L. Hanthorn, James G. Smith, and Kent T. Smith, after reasonable investigation.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule or regulation.

“Lien” or “Encumbrance” means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, transfer or voting restriction under any stockholder or similar agreement, encumbrance, community property interest, equitable interest or any other similar restriction, and the verb “Encumber” shall be construed accordingly.

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“Losses” means all losses, damages, fines, penalties, liabilities, payments and obligations, and all expenses related thereto, including costs and reasonable legal fees.

“Occupational Safety and Health Law” means any legal or governmental requirement or obligation relating to safe and healthful working conditions or to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, consent, consent order, injunction, judgment, decree, consent decree, ruling, writ, assessment or arbitration award.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any charter, trust certificate or document or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any and all currently effective amendments to any of the foregoing.

“Parent Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

“Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, materially adverse to the business, properties, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any events, changes, effects, developments or occurrences resulting from general changes in economic, market (including securities markets), regulatory or political conditions or changes in conditions generally applicable to the industries in which the Parent or its Subsidiaries participate, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects Parent and its Subsidiaries, taken as a whole, or resulting from the execution or announcement of this Agreement or the transactions contemplated thereby. The parties acknowledge and agree that any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions shall not be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute or may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Preferred Stock” means the Preferred Stock of Parent, $0.01 par value per share.

AGREEMENT AND PLAN OF MERGER	Page 77

“Parent’s Indemnified Persons” means Parent, its Subsidiaries and affiliated corporations (including the Surviving Corporation) and their respective directors, officers, employees, stockholders and agents.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body or Governmental Authority.

“Proceeding” means any pending claim, suit, action, investigation, arbitration, litigation or other judicial, regulatory or administrative proceeding.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment of any Hazardous Material through or in the air, soil, surface water or groundwater.

“Remedial Action” means all actions, including, without limitation, any expenditures, required under applicable Environmental Laws to: (a) clean up, remove, treat, or in any other way address any Hazardous Material in the indoor or outdoor environment; (b) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (b) bring any Facility into compliance with all Environmental Laws and Governmental Permits.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law.

“Subsidiary” means with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent persons thereof is owned or controlled, directly or indirectly, by such Person.

“Technology Committee” means a committee initially consisting of three members, one member to be designated by Parent and two members to be designated by the holders of a majority in interest in the Deferred Payments. The initial members of this committee shall consist of Robert A. Cascella, James Pearson and James Baumgardt, each to serve on this committee until the earlier of their removal by the person or entity designating such person or resignation. The party who initially designated an individual to serve on this committee has the right to designate a replacement member to serve as its designee on the committee.

“Third Party Action“ means any written assertion of a claim, or the commencement of any action, suit, or Proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

“Trading Day” means any day on which the Nasdaq National Market is open for business.

AGREEMENT AND PLAN OF MERGER	Page 78

“Transaction Payments” means those payments paid or agreed to be paid, including applicable payroll taxes associated with such payments, in connection with the Merger pursuant to those agreements, understandings or arrangements listed on Section 1.8(c)(iii) of the Company Disclosure Schedule.

“Transaction Documents” means, collectively, the Voting Agreements, the Escrow Agreement, the Registration Rights Agreement, the Letters of Transmittal, the Derivative Security Documentation, the Certificate of Merger and the other agreements, documents or instruments executed and delivered as contemplated by this Agreement and/or in connection with the Closing.

“US GAAP” means United States generally accepted accounting principles.

(b) Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section

“ASP Excess”	1.8(d)(ii)(B)
“Accounts Receivable”	2.8
“Activities to Date”	2.28(a)
“Additional Closing Merger Consideration”	1.8(a)(i)(B)
“Aggregate Closing Merger Consideration”	1.8(a)(i)
“Antitrust Filings”	4.4
“Bankruptcy and Equity Exception”	2.2(a)
“Base Period”	1.8(d)(i)
“Base Revenue Amount”	1.8(d)(i)
“Board of Directors”	Recitals
“Capitalization Certificate”	6.16
“Certificate of Merger”	1.2
“Closing Cash Merger Consideration”	1.8(a)(i)(A)
“Closing Escrowed Merger Consideration”	1.8(b)
“Closing Exchange Fund”	1.9(b)
“Closing”	1.1(b)
“Company”	Preamble
“Company Acquisition Agreement”	4.6(b)
“Company Approvals”	2.28(a)
“Company Deductible”	8.2(c)(i)(B)
“Company Disclosure Schedule”	Preamble to Article 2
“Company Employee”	4.7(a)
“Company Indemnified Directors and Officers”	5.4(a)
“Company Product”	1.8(d)(iii)
“Company Revenue”	1.8(d)(ii)
“Company Services”	1.8(d)(v)
“Company Stockholders Meeting”	4.3(a)

AGREEMENT AND PLAN OF MERGER	Page 79

“Company Stockholder Questionnaire”	4.12(a)(i)
“Company Takeover Response”	4.6(a)
“Copyrights”	2.20(a)
“Customers”	2.24
“Deferred Payment Date”	1.8(d)(vii)
“Deferred Payment Dates”	1.8(d)(vii)
“Deferred Payment Escrow Amount”	1.8(a)(ii)
“Deferred Payments”	1.8(a)(ii)
“Delaware Secretary of State”	1.2
“Derivative Security Documentation”	1.7(b)
“Determination Date”	1.9(c)
“DGCL”	1.1(a)
“Dissenting Shares”	1.8(e)
“Earnout Accounting Firm”	1.8(d)(viii)
“Effective Time”	1.2
“Eligible Company Derivative Security Holder”	1.7(b)
“Eligible Derivative Security”	1.7(b)
“Employment Agreements”	1.14
“Escrow Agent”	1.11
“Escrow Agreement”	1.11
“Escrow Fund”	8.2(c)(i)(C)
“Escrowed Merger Consideration”	1.8(b)
“Exchange Agent”	1.9(a)
“Exchange Fund”	1.9(b)
“Existing Company D&O Policy”	5.4(b)
“Expenses Escrow Account”	1.9(b)
“Expenses Escrow Agent”	1.9(b)
“Expenses Escrow Agreement”	1.13(b)
“Expenses Reserve”	1.9(b)
“Financial Statements”	2.5(a)
“First Year Deferred Payment Date”	1.8(d)(vii)
“First Measurement Period”	1.8(d)(i)
“First Year Deferred Payment”	1.8(a)(ii)
“First Year Revenue Amount”	1.8(d)(i)
“Instruments”	1.9(c)
“Intellectual Property Assets”	2.20(a)
“Intellectual Property Contracts”	2.20(c)
“IP Prosecution”	2.20(d)
“Letter of Transmittal”	1.9(c)
“Marks”	2.20(a)
“Measurement Period”	1.8(d)(i)
“Measurement Periods”	1.8(d)(i)
“Merger Shares”	1.8(a)(i)(B)
“Merger Sub”	Preamble

AGREEMENT AND PLAN OF MERGER	Page 80

“Merger”	1.1(a)
“Most Recent Financial Statements”	2.5(a)
“New Benefits”	4.14
“Outside Closing Date”	9.1(b)
“Parent”	Preamble
“Parent Breakup Fee”	9.3(d)
“Parent Deductible”	8.2(c)(i)(E)
“Parent Disclosure Schedule”	Preamble to Article 3
“Parent Documented Expenses”	9.3(b)
“Parent Purchase Right”	1.8(f)
“Parent Rejection Fee”	9.3(c)
“Parent SEC Reports”	3.4(a)
“Parent Stockholder Meeting”	4.10(a)
“Patents”	2.20(a)
“Pension Plan”	2.18(f)
“Permitted Encumbrances”	2.9(b)
“Placement Memorandum/Proxy Statement”	4.3(b)
“Post-Closing Exchange Fund”	1.9(b)
“Potential 280G Payment”	4.14
“Promotional Product”	1.8(d)(iv)
“Proxy Statement”	4.10(a)
“Public Filings”	4.11(a)
“Recapitalization”	1.8(c)(ii)
“Registration Rights Agreement”	4.11(c)
“Registration Statement”	5.3(a)
“Related Person”	2.22
“Resolution Period”	1.8(d)(viii)
“Returns”	2.7(a)
“Revenue Statement”	1.8(d)(viii)
“S-4 Registration Statement”	5.3(b)
“Scheduled ASP”	1.8(d)(ii)(B)
“Second Year Deferred Payment Date”	1.8(d)(vii)
“Second Measurement Period”	1.8(d)(i)
“Second Year Deferred Payment”	1.8(a)(ii)
“Sophistication Certificate”	4.12(a)(ii)
“Stockholder Representative”	1.13(a)
“Surviving Corporation”	1.1(a)
“Tax Authority”	2.7(a)
“Taxes”	2.7(a)
“Trade Secrets”	2.20(a)
“Voting Agreements”	1.14
“Waived Benefits”	4.14
“WARN”	2.17(b)
“WKSI”	3.9
“280G Person”	4.14

AGREEMENT AND PLAN OF MERGER	Page 81

ARTICLE 11. GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement, including all fees, costs and expenses of agents, representatives, counsel and accountants.

11.2 PUBLIC ANNOUNCEMENTS

Unless required by law, any public announcement or similar publicity with respect to this Agreement, the Closing, the Merger or the other transactions contemplated hereby will be issued, if at all, at such time and in such manner as mutually agreed upon by the parties. Unless disclosure is consented to by the parties in advance or required by law, each of the parties shall keep this Agreement and the transactions contemplated hereby strictly confidential and may not make any disclosure of this Agreement or such transactions to any Person other than their respective directors, officers, employees or agents who need to know such information to enable each party to comply with this Agreement, provided that each such director, officer, employee or agent shall agree to maintain the confidentiality of such information as provided in this Section 11.2. The Company and Parent will consult with each other concerning the means by which the Company’s employees, customers and suppliers and other Persons having dealings with the Company will be informed of this Agreement, the Closing, the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, Parent shall file with the SEC a Current Report on Form 8-K with respect to the entry into this Agreement within four business days after the date hereof. Parent shall provide a copy of such Form 8-K to the Company for review and comment prior to filing with the SEC.

11.3 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) if sent by fax (with written confirmation of receipt) on the business day upon which such fax is received by the recipient and if the fax is not received by the recipient on a business day, then the fax shall be deemed to have been received on the next business day of the recipient; or (c) if sent by a nationally recognized overnight delivery service (receipt requested), one business day after deposited with such nationally recognized overnight delivery service, in each case to the appropriate addresses or fax numbers set forth below (or to such other address, person’s attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 11.3):

(a)	If to Parent or Merger Sub:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Telecopier No.: (781) 276-0580

Telephone No.: (781) 999-7300

Attention: Jack Cumming, Chief Executive Officer

AGREEMENT AND PLAN OF MERGER	Page 82

With a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Telecopier No.: (617) 856-8201

Telephone No.: (617) 856-8200

Attention: Philip J. Flink, Esquire

(b)	If to the Company:

Suros Surgical Systems, Inc.

Northwest Technology Center

6100 Technology Center Drive

Indianapolis, IN 64278

Telecopier No.: (317) 344-7600

Telephone No.: (317) 344-7500

Attention: Jim Pearson, President

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

333 West Wacker Drive

Chicago, IL 60606

Telecopier No.: (312) 407-8505

Telephone No.: (312) 407-0816

Attention: Brian W. Duwe, Esquire

(c)	If to the Stockholder Representative:

Lloyd K. Benson

Mailstation: J10122-32

800 Nicollet Mall

Suite 800

Minneapolis, MN 55402

Telecopier No.: (612) 303-1350

Telephone No.: (617) 465-0601

and

Carter McNabb

221 E. Fourth Street, Suite 1900

Cincinnati, OH 45202

Telecopier No.: (513) 579-8939

Telephone No.: (513) 621-9700, ext. 214

AGREEMENT AND PLAN OF MERGER	Page 83

11.4 JURISDICTION; SERVICE OF PROCESS

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 11.3. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.3 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

11.5 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE

Except as expressly provided herein, no failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.6 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights under this Agreement without the prior written consent of the other parties (except the Stockholder Representative), except that Parent may assign any of its rights, but not its obligations, under this Agreement without the prior written consent of the Company to any direct wholly-owned Subsidiary of Parent; provided that Parent

AGREEMENT AND PLAN OF MERGER	Page 84

will not be released from any of its obligations hereunder as a result of such assignment. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as provided in Section 1.13(f) and Section 5.4 hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

11.7 SEVERABILITY

(a) If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such party or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.

(b) The parties agree that the fees and other amounts provided in Section 9.3 are fair and reasonable under the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that such amounts exceed the maximum amount permitted by law, then such amounts shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

11.8 GOVERNING LAW

This Agreement will be governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.

11.9 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.10 INTERPRETATION

The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

11.11 ENTIRE AGREEMENT, MODIFICATION AND WAIVER

(a) This Agreement supersedes all prior agreements (other than the Confidentiality Agreement), whether written or oral, between or among the parties with respect to its subject

AGREEMENT AND PLAN OF MERGER	Page 85

matter and constitutes (along with the documents referred to in this Agreement) the entire agreement among the parties with respect to its subject matter. This Agreement may be amended by the parties at any time before or after the Company Stockholders or Parent Stockholders approve this Agreement, the Merger and the transactions contemplated by this Agreement; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the Company Stockholders or Parent Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, except that the written agreement of the Stockholder Representative need not be obtained unless the parties seek to amend a Section of this Agreement which addresses the rights or duties of the Stockholder Representative.

(b) At any time prior to the Effective Time, a party may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso of Section 11.11(a), waive compliance by another party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as expressly provided herein, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor will any single or partial exercise of any right preclude any other or further exercise thereof or of any other right.

AGREEMENT AND PLAN OF MERGER	Page 86

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President and
Chief Financial Officer

SWORDFISH ACQUISITION, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Executive Vice President and
Chief Financial Officer

SUROS SURGICAL SYSTEMS, INC.

By:	/s/ Jim Pearson
Name:	Jim Pearson
Title:	President and CEO

STOCKHOLDER REPRESENTATIVE (in his capacity as Stockholder Representative only and not in any other capacity)

/s/ Lloyd K. Benson
Lloyd K. Benson

/s/ Carter McNabb
Carter McNabb

*	All of the exhibits and schedules to this agreement set forth on the table of contents hereto have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Hologic agrees to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit or schedule provided however that Hologic may request confidential treatment pursuant to Rule 24-2 of the Exchange Act for any schedule or exhibit so furnished.